Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PALO ALTO NETWORKS, INC.,

ATHENS STRATEGIES LTD.

and

CYBERARK SOFTWARE LTD.

dated as of

July 30, 2025

TABLE OF CONTENTS

i

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43
Section 4.1.	Qualification, Organization, etc.	43
Section 4.2.	Capitalization	44
Section 4.3.	Corporate Authority	45
Section 4.4.	Governmental Consents; No Violation	46
Section 4.5.	SEC Reports and Financial Statements	47
Section 4.6.	Internal Controls and Procedures	48
Section 4.7.	No Undisclosed Liabilities	48
Section 4.8.	Absence of Certain Changes or Events	49
Section 4.9.	Compliance with Law	49
Section 4.10.	Litigation; Orders	50
Section 4.11.	Information Supplied	50
Section 4.12.	Sufficient Funds; Valid Issuance	50
Section 4.13.	Finders and Brokers	50
Section 4.14.	Stock Ownership	51
Section 4.15.	No Merger Sub Activity	51
Section 4.16.	No Other Representations	51
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER		51
Section 5.1.	Conduct of Business by the Company Pending the Closing	51
Section 5.2.	Conduct of Business by Parent Pending the Closing	57
Section 5.3.	No Solicitation by the Company	58
Section 5.4.	Preparation of the Registration Statement and the Proxy Statement/Prospectus; Company Shareholders Meeting	62
Section 5.5.	Merger Proposal; Certificate of Merger	64
Section 5.6.	Merger Sub Shareholder Approval	65
Article VI ADDITIONAL AGREEMENTS		65
Section 6.1.	Access; Confidentiality; Notice of Certain Events	65
Section 6.2.	Reasonable Best Efforts	67
Section 6.3.	Publicity	69
Section 6.4.	D&O Insurance and Indemnification	49
Section 6.5.	Takeover Statutes	71
Section 6.6.	Obligations of Merger Sub	71
Section 6.7.	Employee Matters	71
Section 6.8.	Rule 16b-3	74
Section 6.9.	Stockholder Litigation	74
Section 6.10.	Delisting	74
Section 6.11.	Director Resignations	74
Section 6.12.	Stock Exchange Listing	75
Section 6.13.	Financing Cooperation	75
Section 6.14.	Treatment of Company Indebtedness	76
Section 6.15.	Tax Rulings	78
Section 6.16.	Israeli Securities Authority Approval	80

ii

Annex A	Certain Definitions

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2025, is by and among Palo Alto Networks, Inc., a Delaware corporation (“Parent”), Athens Strategies Ltd., a company organized under the laws of the State of Israel and wholly owned Subsidiary of Parent (“Merger Sub”), and CyberArk Software Ltd., a company organized under the laws of the State of Israel (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub shall merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”), pursuant to which each ordinary share, par value NIS 0.01 per share, of the Company (a “Company Share”) issued and outstanding immediately prior to the Effective Time, other than Converted Shares and Deemed Cancelled Shares, will be converted into the right to receive a combination of cash and shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”) and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) determined that it is in the best interests of the Company, and the Company Shareholders, and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Shareholders approve this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has unanimously (i) approved this Agreement and the issuance of Parent Common Stock in connection herewith and (ii) determined that this Agreement and the Transactions, including the Merger and the issuance of Parent Common Stock in connection therewith, are advisable and fair to, and in the best interests of, Parent and the stockholders of Parent;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors (if any), (ii) determined that it is in the best interests of Merger Sub, and its sole shareholder, and declared it advisable to enter into this Agreement, and (iii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

Section 1.1.            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger), and the separate existence of Merger Sub shall cease. The Company will become a wholly owned Subsidiary of Parent and will continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.2.            Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder, (a) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

Section 1.3.            The Closing

. The closing of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures at 12:01 a.m., Pacific Time, on the fifth (5th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by the Company and Parent. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4.            Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Companies Registrar of the Israeli Corporations Authority (the “Companies Registrar”) a notice (the “Merger Notice”) of the proposed date on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the Parties shall deliver promptly following the Closing. The Merger will become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, it is the intention of the Parties that the Merger shall be declared effective and that the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL shall both occur on the Closing Date.

Article II

TREATMENT OF SECURITIES

Section 2.1.            Treatment of Capital Stock.

(a)            The Merger. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i)            Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Deemed Cancelled Shares and Converted Shares) shall be converted into (A) 2.2005 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares (the “Stock Consideration”), and (B) the right to receive $45.00 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). From and after the Effective Time, all Company Shares (other than any Deemed Cancelled Shares and Converted Shares) shall be held by Parent as a result of the Merger, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such Company Share (each, a “Certificate”) or evidenced by way of book-entry in the register of shareholders of the Company immediately prior to the Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the applicable Merger Consideration upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional shares of Parent Common Stock, if any, into which such Company Shares would have been converted pursuant to this Section 2.1(a)(i) (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(g).

(ii)            Each Company Share issued and outstanding immediately prior to the Effective Time that is a deferred share (minyah redumah) or owned or held in treasury by the Company or is owned by Parent or Merger Sub shall not entitle the holder thereof to any consideration pursuant to this Agreement (collectively, the “Deemed Cancelled Shares”). Each Company Share issued and outstanding immediately prior to the Effective Time that is owned or held by any wholly owned Subsidiary of the Company or Parent (other than Merger Sub) shall be converted into such number of shares of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time (“Converted Shares”).

Section 2.2.            Payment for Securities; Surrender of Certificates.

(a)            Payments with Respect to Company Shares (other than Section 102 Shares). Prior to the Effective Time (but in no event later than five (5) Business Days prior to the Closing Date), Parent or Merger Sub shall (i) designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”) and (ii) to the extent necessary in light of the provisions of the Withholding Tax Ruling, an Israeli information and withholding agent reasonably acceptable to the Company (the “Israeli Withholding Agent”) to assist in obtaining and reviewing any requisite residency certificates and/or other declarations or supporting documents for Israeli Tax withholding purposes and/or Valid Tax Certificates, as applicable, and, in connection therewith, shall enter into agreements with the Exchange Agent and the Israeli Withholding Agent in forms reasonably satisfactory to the Company. The Exchange Agent shall also act as the agent for the Company Shareholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At the Effective Time, Parent shall initiate, or cause to be initiated (i) a deposit with the Exchange Agent of evidence of Parent Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the Stock Consideration (excluding any Fractional Share Consideration) and (ii) a wire transfer to the Exchange Agent of cash in immediately available funds in an amount sufficient to pay the Cash Consideration in accordance with Section 2.1(a) and the Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions under Section 2.2(g), in each case other than consideration to be paid with respect to Section 102 Shares (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares (other than the holders of Section 102 Shares). In the event the Exchange Fund shall be insufficient to pay the Merger Consideration in accordance with Section 2.1, the Fractional Share Consideration in accordance with Section 2.5 and any dividends or other distributions under Section 2.2(g) (in each case other than to the holders of Section 102 Shares), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 2.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(g), out of the Exchange Fund (in each case other than to the holders of Section 102 Shares) in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

(b)            Payments with Respect to Section 102 Shares. At the Effective Time, Parent or Merger Sub shall initiate, or cause to be initiated, (i) a deposit with the Exchange Agent for further distribution to the 102 Trustee of evidence of Parent Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the Stock Consideration (excluding any Fractional Share Consideration) and (ii) a wire transfer to the Exchange Agent for further distribution to the 102 Trustee of cash in immediately available funds in an amount sufficient to pay the Cash Consideration in accordance with Section 2.1(a) and the Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions under Section 2.2(g), in each case payable with respect to the Section 102 Shares, in accordance with Section 102 and the Options Tax Ruling, if obtained (or the Interim Options Tax Ruling, if applicable) (the “Section 102 Share Consideration”). The Section 102 Share Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

(c)            Procedures for Surrender.

(i)            Company Shares. Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and shall be reasonably satisfactory to the Company and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(g). Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration a declaration and/or instructions regarding a Valid Tax Certificate (or such other forms as are required under any applicable Tax Law) in which the beneficial owner (and, if the beneficial owner is not the registered owner, the owner) of a Company Share provides certain information necessary for Parent or the Exchange Agent or the Israeli Withholding Agent, as applicable, to determine whether any amounts need to be withheld from the consideration payable to such beneficial owner (and, if the beneficial owner is not the registered owner, the owner) hereunder pursuant to the terms of the Ordinance (in each case, subject to the terms of the Withholding Tax Ruling (if obtained) the Code, or any provision of applicable Law). Subject to the Withholding Tax Ruling, upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and declaration for Tax withholding purposes and/or a Valid Tax Certificate (or such other forms as are required under any applicable Tax Law), in each case duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(g) for each Company Share formerly represented by such Certificate and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. No holder of record of a Book-Entry Share will be required to deliver a letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent, and in lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (together with such other evidence, if any, of transfer and documentation as the Exchange Agent may reasonably request), the holder of such Book-Entry Share shall be entitled to receive the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(g) for each Company Share formerly represented by such Book-Entry Share, as soon as reasonably practicable, and in any event within five (5) Business Days (subject to the delay contemplated by Section 2.4) following the later to occur of (x) the Effective Time and (y) the Exchange Agent’s receipt of a declaration for Tax withholding purposes (including all required supporting documentation) and/or a Valid Tax Certificate (or such other forms as are required under any applicable Tax Law), as and if applicable, or after withholding has been made from such Merger Consideration in accordance with Section 2.4. Payment of the applicable Merger Consideration with respect to a Book-Entry Share will only be made to the Person in whose name such Book-Entry Share is registered.

(ii)            No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(f)) or in respect of any Book-Entry Share.

(d)            Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the share transfer books or register of shareholders of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)            Termination of Exchange Fund; No Liability. Unless otherwise specified in the Withholding Tax Ruling, at any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(g), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(f)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(g).

(g)            Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3.            Treatment of Company Equity Awards.

(a)            Paid-Out Company Options. At the Effective Time, each Company Option that is outstanding, unexercised and vested (each, a “Paid Out Company Option”) shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Paid Out Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Net Share covered by such Paid Out Company Option, less applicable Tax withholdings, with such Tax withholding to be withheld pro-rata from the Cash Consideration portion of such Merger Consideration payable in respect of such Paid Out Company Option and the Stock Consideration portion of such Merger Consideration payable in respect of such Paid Out Company Option (notwithstanding Section 2.4(e)). Notwithstanding the foregoing, any Paid Out Company Option that is outstanding and unexercised as of the Effective Time with a per share exercise price that is equal to or greater than the Per Share Cash Equivalent Consideration shall, without any action on the part of Parent, the Company or the holder thereof, be canceled upon the Effective Time for no consideration.

(b)            Assumed Company Options. At the Effective Time, each Company Option that is outstanding, unexercised and unvested immediately prior to the Effective Time (other than a Company Option covered by Section 2.3(a)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire Company Shares and shall be assumed and converted into an option to purchase a number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (i) the number of Company Shares subject to the Company Option immediately prior to the Effective Time by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the nearest whole number of shares. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price for Company Shares subject to the corresponding Company Option immediately prior to the Effective Time divided by (y) the Equity Award Conversion Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions, including time-based vesting and acceleration terms and, with respect to Section 102 Awards, shall be issued under the same Tax route (in accordance with the Options Tax Ruling, if obtained), applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder.

(c)            Paid Out Company RSU Awards and Company PSU Awards. At the Effective Time, each outstanding Company RSU Award held by a non-employee member of the Company Board of Directors, each Company PSU Award that contains a performance objective that is based on relative total shareholder return and each Company RSU Award set forth on Section 2.3(c) of the Company Disclosure Letter (each, a “Paid Out Company RSU Award”) shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Paid Out Company RSU Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Company Share subject to the Paid Out Company RSU Award immediately prior to the Effective Time (which number of Company Shares shall be determined, in the case of a Paid Out Company RSU Award that contains a performance objective that is based on relative total shareholder return and for which any applicable performance measurement period has not been completed prior to the Effective Time, by assuming that the applicable performance goals are achieved at the greater of (x) the target level and (y) the actual level of performance measured over the 90 calendar days ending on the day preceding the Closing Date), less applicable Tax withholdings, with any such applicable Tax withholding to be withheld pro-rata from the Cash Consideration portion of such Merger Consideration payable in respect of such Paid Out Company RSU Award and the Stock Consideration portion of such Merger Consideration payable in respect of such Paid Out Company RSU Award (notwithstanding Section 2.4(e)).

(d)            Assumed Company RSU Awards and Company PSU Awards. At the Effective Time, each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time (other than a Company RSU Award or Company PSU Award covered by Section 2.3(c)) shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of Company Shares subject to the Company RSU Award or Company PSU Award, as applicable, immediately prior to the Effective Time (which number of Company Shares shall be determined, in the case of a Company PSU Award for which the applicable performance measurement period has not been completed prior to the Effective Time, by assuming that the applicable performance objectives for such Company PSU Award are achieved at the target level) by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded down to the nearest whole number of shares. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions, including time-based vesting and acceleration terms (except that any performance-based vesting conditions shall no longer apply) and, with respect to Section 102 Awards, shall be issued under the same Tax route (in accordance with the Options Tax Ruling, if obtained), applicable to the corresponding Company RSU Award or Company PSU Award, as applicable, under the applicable Company Equity Plan and the agreements evidencing grants thereunder.

(e)            Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or appropriate to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in a Current ESPP Offering Period as of the date hereof may become a participant in the Current ESPP Offering Period, and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) no new offering or purchase period shall be commenced under the Company ESPP after the date hereof and prior to the termination of this Agreement and, if the Current ESPP Offering Period terminates prior to the Effective Time, the Company ESPP shall then be suspended; and (iv) if the Current ESPP Offering Period is expected to still be in effect at the Effective Time, then the accumulated payroll deductions of each participant under the Current ESPP Offering Period will be used to purchase Company Shares on the earlier of (A) the scheduled purchase date for such Current ESPP Offering Period and (B) a date determined by the Company that is at least five (5) Business Days prior to the expected Effective Time (with any payroll contributions not applied to purchase Company Shares returned to the participant at such time).

(f)            Company Actions. Prior to the Effective Time, the Company shall pass such resolutions and take such other actions as are necessary or appropriate so as to cause the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 2.3.

(g)            Parent Actions.

(i)            At the Effective Time, Parent or Merger Sub shall initiate, or cause to be initiated (A) a deposit with the Exchange Agent of evidence of Parent Common Stock issuable to holders of Paid Out Company Options pursuant to Section 2.3(a) and Paid Out Company RSU Awards in accordance with Section 2.3(c) in book-entry form equal to the Stock Consideration (excluding any Fractional Share Consideration), (B) a wire transfer to the Exchange Agent of cash in immediately available funds in an amount sufficient to pay the Cash Consideration payable to holders of Paid Out Company Options in accordance with Section 2.3(a) and the Cash Consideration payable to the holders of the Paid Out Company RSU Awards in accordance with Section 2.3(c) and, in each case, the corresponding Fractional Share Consideration in accordance with Section 2.5, and (C) a confirmation of Adjusted Options and Adjusted RSU Awards granted upon the conversion of Company Options, Company RSU Awards and Company PSU Awards, respectively, pursuant to Section 2.3(b) and Section 2.3(d), in each case payable with respect to the applicable Company Equity Awards that are Section 102 Awards or that are subject to Section 3(i) of the Ordinance, for further distribution to the 102 Trustee, on behalf of holders of Section 102 Awards or Company Equity Awards that are subject to Section 3(i) of the Ordinance, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained (the “Section 102 Award Consideration”). The Section 102 Award Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of any such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102, the Ordinance and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

(ii)            Parent shall file or have on file with the SEC, on the Closing Date, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSU Awards. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSU Awards remain outstanding.

Section 2.4.            Withholding.

(a)            Parent, Merger Sub, the Company, the Surviving Company, the 102 Trustee, the Exchange Agent and any other third-party paying agent (each a “Payor”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such amounts under the Withholding Tax Ruling and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained (in accordance with the terms and conditions of the applicable Tax Ruling), the Code, the Ordinance or any other applicable Law relating to Taxes. Without derogation from the foregoing, and the provisions set forth in Sections 2.4(b) and 2.4(c) with respect to Israeli Tax withholding, the Parties to this Agreement shall cooperate to reduce or eliminate any Tax deduction or withholding pursuant to this Agreement to any applicable payee, to the extent permissible in the circumstances, including without limitation, by creating procedures for the avoidance of Israeli Tax Withholding for applicable categories of payees and enabling payees to complete or remedy any deficiencies in documentation required to be produced to avoid withholding.

(b)            If the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable) is not obtained prior to the 16th day of the calendar month following the month during which the Closing occurs, the Section 102 Share Consideration and the Section 102 Award Consideration shall be subject to withholding of Israeli Tax under applicable Tax Law when due (i.e., on the 16th day of the calendar month following the month during which the Closing occurs) and the Payors shall take such actions as may be required to effect such withholding of Israeli Tax in a timely manner.

(c)            In the event payment of the Merger Consideration to any Person (other than a holder of Section 102 Awards or Section 102 Shares or Company Equity Awards that are subject to Section 3(i) of the Ordinance) is not governed by the Withholding Tax Ruling or 104H Tax Ruling, whether by virtue of such ruling not having been issued as of the date of payment or such ruling not addressing the Israeli Tax withholding requirements with respect to such Person (each, a “Non-Ruling Payee”), then, notwithstanding the provisions of this Agreement relating to the timing of the payment of the Merger Consideration, any payment of the Merger Consideration to a Non-Ruling Payee shall be retained by the Exchange Agent for the benefit of each such Non-Ruling Payee for a period of up to one hundred and eighty (180) days from Closing (the “Withholding Drop Date”), unless Parent or the Exchange Agent is otherwise instructed explicitly by the ITA, and until the Withholding Drop Date no Payor shall make any such payments, or withhold any amounts for Israeli Taxes from any such payment, to any Non-Ruling Payee, except as provided below and during which time each Non-Ruling Payee may seek to obtain a Valid Tax Certificate. If a Non-Ruling Payee delivers, no later than five (5) Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the applicable Payor, then the Merger Consideration payable to such Non-Ruling Payee shall be paid to such Non-Ruling Payee, subject to any non-Israeli Tax withholding that is applicable to such payment, and any deduction and withholding of Israeli Taxes shall be made solely in accordance with the Valid Tax Certificate. If any Non-Ruling Payee (i) does not provide the applicable Payor with a Valid Tax Certificate by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request to the applicable Payor to release such Non-Ruling Payee’s applicable consideration prior to the Withholding Drop Date but fails to submit a Valid Tax Certificate at or before such time, then the amount of Israeli Tax to be withheld from such consideration shall be calculated according to the applicable withholding rate as reasonably determined by Parent in accordance with applicable Law. Any withholding made in New Israeli Shekels with respect to payments made hereunder in U.S. dollars shall be calculated based on a currency conversion rate on the date the payment is made to any recipient and any currency conversion commissions shall be borne by the applicable recipient and deducted from payments to be made to such recipient. Notwithstanding anything to the contrary contained in this Section 2.4(c), with respect to any payment to a holder of Company Options, Company RSU Awards or Company PSU Awards who is not an Israeli resident for Israeli tax purposes and did not receive such Company Options, Company RSU Awards or Company PSU Awards in consideration for services and/or work provided to the Company, payment shall be made without Israeli Tax withholding, provided that the applicable non-Israeli resident holder of Company Options, Company RSU Awards and Company PSU Awards has provided Parent and the applicable Payor with a validly executed declaration regarding their non-Israeli residence and confirmation that the Company Options were granted in consideration for work and/or services performed entirely outside of Israel and not to the Company, not later than five (5) Business Days before the Withholding Drop Date. If such declaration is not provided five (5) Business Days prior to the Withholding Drop Date, then such payment shall be subject to Israeli Tax withholding at the applicable Payor’s sole discretion.

(d)            To the extent that amounts are withheld in accordance with the foregoing subsections of this Section 2.4 and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(e)            For the avoidance of doubt, subject to the subsections of this Section 2.4, in the event that any payment of Stock Consideration under this Agreement is subject to withholding, then the amount required to be withheld from the Stock Consideration shall be funded first through a reduction from any Cash Consideration payable to such Person. To the extent the Cash Consideration is insufficient to permit such withholding, then, prior to making such payment, the applicable Payor will be entitled to retain, sell or otherwise transfer such Stock Consideration, in part or in whole, after using commercially reasonable efforts to provide reasonable advance notice to the Person entitled to such Stock Consideration and at its sole discretion in order to satisfy all such withholding requirements pursuant to this Agreement (the “Stock Withholding Amount”). Any cash proceeds from any such sale in excess of the amount of Taxes due with respect to a recipient, net of any reasonable out-of-pocket expenses, shall be delivered to the applicable Person entitled to such Stock Consideration and the Taxes shall be timely remitted to the appropriate Governmental Entity. Any reasonable out-of-pocket costs or expenses incurred by a Payor in connection with a sale of Stock Consideration pursuant to this Section 2.4(e) shall be borne by the Payor. Any such Stock Withholding Amount retained, sold or otherwise transferred by the Payor under this Section 2.4(e) and in accordance with the foregoing subsections of this Section 2.4 will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of whom such withholding is required to be made.

(f)            Notwithstanding anything to the contrary in this Agreement, if any of the Withholding Tax Ruling or the 104H Tax Ruling shall be obtained, then the provisions of the Withholding Tax Ruling or the 104H Tax Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such rulings as the case may be.

Section 2.5.            Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

Section 2.6.            Adjustments to Merger Consideration.

(a)            The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar extraordinary change with respect to the number of Company Shares or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time.

(b)            If the aggregate number of shares of Parent Common Stock to be issued in connection with this Agreement (including (i) all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Adjusted Options, Adjusted RSU Awards and the Convertible Notes and (ii) the number of shares of Parent Common Stock issuable in respect of the amount of the unallocated share reserve under the Company Equity Plans that Parent determines to assume) (the “Aggregate Stock Consideration”) would exceed 19.9% of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (A) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to the nearest 4th decimal place) such that the Aggregate Stock Consideration does not exceed the Maximum Share Number and (B) the Cash Consideration shall be increased on a per share basis by an amount in cash equal to the Parent Trading Price multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio as determined in accordance with this Section 2.6(b) (rounded to the nearest whole cent).

(c)            Nothing in this Section 2.6 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement or to modify or limit the effect of any breach of this Agreement by any Party or the remedies available to any other Party under this Agreement in respect of such breach or any failure of a condition set forth in Article VII.

Article III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company Securities Filings filed or furnished by the Company with the SEC since January 1, 2023, and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1.            Qualification, Organization, Subsidiaries, etc.

(a)            The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Israel. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger. The Company has made available to Parent a complete and accurate copy of the Company Articles, the IRA and the Registration Rights Agreement, in each case as amended to the date hereof. The Company Articles are in full force and effect and the Company is not in violation of the Company Articles, the IRA or the Registration Rights Agreement. The Company has made available to Parent prior to the date hereof complete and accurate copies of the articles of association, the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect, and no such significant subsidiary is in violation thereof. Except as provided in Section 9(o) of each Capped Call Confirmation, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

(b)            All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Law. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, and (iii) in the case of a Company Subsidiary, the names and the type of and percentage of interests held by any Person other than the Company or a Company Subsidiary in such Company Subsidiary.

Section 3.2.            Capitalization.

(a)            The authorized share capital of the Company is NIS 2,500,000 divided into 250,000,000 Company Shares. As of July 25, 2025 (the “Company Capitalization Date”), (i) (A) 50,407,204 Company Shares were issued and outstanding, (B) there are no dormant shares (menayot redumot) and no Company Shares were held in the Company’s treasury, (C) Company Options covering 64,939 Company Shares were outstanding, with a weighted average exercise price per share of $101.27, (D) Company RSU Awards covering 2,164,090 Company Shares were outstanding; and (E) there were outstanding Company PSU Awards covering (1) 361,864 Company Shares based on actual performance to the extent that the applicable performance measurement period has been completed prior to the Company Capitalization Date or target performance to the extent that the applicable performance measurement period has not been completed prior to the Company Capitalization Date, as applicable or (2) 541,254 Company Shares based on actual performance to the extent that the applicable performance measurement period has been completed prior to the Company Capitalization Date or maximum performance to the extent that the applicable performance measurement period has not been completed prior to the Company Capitalization Date, as applicable; (ii) 2,222,464 Company Shares were reserved for issuance pursuant to the Company Equity Plans; (iii) 118,394 Company Shares were reserved for issuance pursuant to the Company ESPP; and (iv) 3,187,250 Company Shares were reserved for issuance pursuant to the Convertible Notes Indenture. All the outstanding Company Shares are, and all Company Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Company Subsidiary owns any Company capital stock.

(b)            From and after June 10, 2025, no event or circumstance has occurred (other than, as of Closing, as a result of this Agreement or the Transactions) that has resulted in an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 1.9614 Ordinary Shares (as defined in the Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of Convertible Notes. Except for an amendment following the date hereof in compliance with Section 6.14(a), the Convertible Notes Indenture has not been amended, restated, amended and restated, supplemented or otherwise modified from the date of their original effectiveness.

(c)            The Company has made available prior to the date hereof a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the anonymized employee number of the Company Equity Award holder, (iii) the number of Company Shares underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, (viii) the expiration date of each Company Equity Award, if applicable and (ix) whether each such Company Equity Award is a Section 102 Award. All Company Equity Awards intended to qualify under the capital gains track set forth in Section 102(b)(2) of the Ordinance and/or presented to the recipient of such Company Equity Awards as intending to so qualify, or were issued under any 102 Plan, have been made in accordance with and comply with the requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102) and the rules and regulations promulgated thereunder (and the written requirements and guidance of the ITA) in all material respects and qualify for treatment under the capital gains track thereunder and applicable Laws in order to so qualify, including having been deposited with the 102 Trustee in a timely manner, in compliance with the provisions of Section 102 of the Ordinance and the guidance of the ITA published by the ITA on July 24, 2012, and clarification dated November 6, 2012, with the 102 Trustee, and will be entitled to capital gains treatment upon sale of cancellation thereof as part of the Transactions.

(d)            Except as set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c), and other than the Company Shares that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any share capital, restricted shares or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, restricted share awards, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any share capital or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such share capital or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Other than as set forth in the Company Articles, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any share capital or other equity interests of the Company or any Company Subsidiary.

(e)            Other than the Convertible Notes, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or, other than the Convertible Notes, which are convertible into or exercisable for cash and/or securities having the right to vote) with the Company Shareholders on any matter.

(f)            There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Shareholder) is a party with respect to the voting of the share capital or other equity interests of the Company or any Company Subsidiary.

(g)            From and after the effective date of each Capped Call Confirmation, no event or circumstance has occurred that has resulted in an adjustment (other than as a result of or in connection with this Agreement or the Transactions or any Acquisition Proposal made after the date hereof (each, an “Excepted Adjustment”)) to the Number of Options (as defined in such Capped Call Confirmation as in effect on the date hereof) set forth in such Capped Call Confirmation as of the date of original effectiveness thereof, the applicable Option Entitlement (as defined in such Capped Call Confirmation as in effect on the date hereof) set forth in such Capped Call Confirmation as of the date of original effectiveness thereof, the Strike Price (as defined in such Capped Call Confirmation as in effect on the date hereof) from $509.8399, the Cap Price (as defined in such Capped Call Confirmation as in effect on the date hereof) from $686.3150, or any other variable relevant to the exercise, settlement or payment for the Transaction (as defined in such Capped Call Confirmation as in effect on the date hereof). Except for an amendment following the date hereof in compliance with Section 6.14(b) and/or to give effect to any Excepted Adjustment, none of the Capped Call Confirmations have been amended, restated, amended and restated, supplemented or otherwise modified from the date of their original effectiveness.

Section 3.3.            Corporate Authority.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Articles or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, the receipt of the Company Shareholder Approval and for the filing of the Merger Proposal and the Merger Notice with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger.

(b)            The affirmative vote of the holders of a simple majority of the voting power of Company Shares represented at the Company Shareholders Meeting in person or by proxy and voting thereon to approve this Agreement and the Merger (such approval, the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s share capital necessary to approve this Agreement and to consummate the Transactions, including the Merger.

(c)            On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (ii) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Shareholders approve this Agreement and the Transactions, including the Merger. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 5.3).

(d)            This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.            Governmental Consents; No Violation.

(a)            Other than in connection with or in compliance with (i) the ICL, including the filing of the Merger Proposal and the Merger Notice with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC, and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws of the jurisdictions set forth on Section 3.4(a) of the Company Disclosure Letter, (vii) the application for and receipt of the ISA No-Action Letter, (viii) any applicable requirements of Nasdaq, (ix) the receipt of the Options Tax Ruling, the 104H Tax Ruling, and the Withholding Tax Ruling and (x) the IIA Notice and IIA Undertaking, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger.

(b)            The execution and delivery by the Company of this Agreement do not, and, subject to (x) the receipt of the Company Shareholder Approval, (y) the execution of the Convertible Notes Supplemental Indenture by the Company, Parent and the Trustee as set forth in Section 6.14(a), and (z) the filing of the IIA Notice and the IIA Undertaking, and except as described in Section 3.4(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Articles, the IRA, the Registration Rights Agreement or the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger.

Section 3.5.            Securities Filings and Financial Statements.

(a)            Since January 1, 2023, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC or the ISA (such forms, statements, schedules, documents and reports, the “Company Securities Filings”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company Securities Filings complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act, the Exchange Act and the Israeli Securities Law, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Company Securities Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. As of June 30, 2025, the Company was a “foreign private issuer” as such term is defined under the Exchange Act. Since January 1, 2023, neither the Company nor any Company Subsidiary has received from the SEC, the ISA or any other Governmental Entity any written comments or questions with respect to any of the Company Securities Filings (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC, the ISA or other Governmental Entity that such Company Securities Filings (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC, the ISA or any other Governmental Entity of any Company Securities Filings (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC or the ISA, as applicable.

(b)            The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company Securities Filings when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC or the ISA, as applicable, with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC, ISA and the Israeli Securities Law and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the ISA and to the absence of notes).

(c)            The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Israeli Securities Law. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)            Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company Securities Filings.

Section 3.6.            Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2022, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has adopted a code of ethics, as defined by Item 16B of Form 20-F of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Item 16B of Form 20-F. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, the Company’s management has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which disclosure (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (iii) any written claim or allegation regarding clause (i) or (ii). Since January 1, 2022, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7.            No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2024, included in the Company Securities Filings filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2024 (other than any liability for any material breaches of Contracts to which the Company or any Company Subsidiary is a party), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.            Absence of Certain Changes or Events.

(a)            Since January 1, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Since January 1, 2025 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business.

Section 3.9.            Compliance with Law; Permits.

(a)            The Company and each Company Subsidiary are and have been since January 1, 2022 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and the Company Subsidiaries are and have been since January 1, 2022 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, for the past five (5) years, none of the Company or any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary has (i) violated any applicable Anti-Corruption Law or (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA) in their official capacity, for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, for the past five (5) years, none of the Company nor any Company Subsidiaries have been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to violations or alleged violations of applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and internal controls and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws in all material respects.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, the Company and the Company Subsidiaries conducted their businesses in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Export Controls. Since January 1, 2022, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under applicable Export Controls.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, none of the Company or any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by applicable Export Controls, without obtaining prior authorization from the competent Governmental Entities as required by those Laws. The Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the U.S. State Department’s Directorate of Defense Trade Controls, the U.S. Commerce Department’s Bureau of Industry and Security, or OFAC that is or has been in force since January 1, 2022. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, except, to the extent required, pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed technical data or technology that is subject to U.S. Export Controls to any “foreign person” (as that term is defined in 15 C.F.R. 772.1) whether in the United States or abroad.

(g)            None of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, or employee of the Company or any Company Subsidiary: (x) is, or is controlled or 50% or more owned by, one or more Persons or entities targeted by sanctions administered by Israel, OFAC, the U.S. Department of Commerce Bureau of Industry or Security (BIS) or included on any sanctioned party list administered by OFAC (including the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders List, the U.S. Department of State Debarred Parties List, Excluded Parties List, Terrorist Exclusion List, the United Nations Security Council Consolidated List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity) (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2022, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to comprehensive economic or trade sanctions (in each case, when acting for or on behalf of the Company or a Company Subsidiary) in violation of applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has, since January 1, 2022, received any written notice of deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any action being taken or any penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary. The Company has in place policies and procedures reasonably designed to promote and achieve compliance with all applicable Export Controls in all material respects.

(h)            The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

Section 3.10.            Employee Benefit Plans.

(a)            Section 3.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, share, share option or other equity-based compensation arrangement or plan or policy, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors, consultants or other individual service providers (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any such arrangement maintained solely by a Governmental Entity or any Multiemployer Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents (or a summary of material terms in the case of unwritten plans), summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report or equivalent or similar report in the applicable jurisdiction, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and material, non-routine correspondence with any Governmental Entity during the past three (3) years and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c)            Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(d)            None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or any plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)            No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or other individual service providers of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, except for continued premium payments by the Company or a Company Subsidiary during an individual’s severance period.

(f)            (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent prior to the date hereof.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions. No Company Benefit Plan that is maintained outside of the United States is a defined benefit pension plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities.

(i)            Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j)            The Company and the Company Subsidiaries are not obligated, and no Company Benefit Plan includes a commitment, to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(k)            Each of the Company share incentive plans that are intended to qualify as a capital gains route plan under Section 102(b)(2) or 102(b)(3) of the Ordinance (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Tax rulings, opinions, and filings by the Company with the ITA relating to a 102 Plan and any award thereunder have been made available to Parent.

Section 3.11.            Labor Matters.

(a)            Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council, employee representative body or other labor organization, other than as required by applicable Law. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)            The Company and each Company Subsidiary are and have been since January 1, 2022 in compliance with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            To the Company’s Knowledge, since January 1, 2022, (i) no material allegations of sexual harassment, discrimination or misconduct have been made against any employee of the Company or any Company Subsidiary at the level of Vice President or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to material allegations of sexual harassment, discrimination or misconduct by any employee of the Company or any Company Subsidiary at the level of Vice President or above.

(d)            Solely with respect to employees who reside or work in Israel or to whom Israeli Law applies (“Israeli Employees”) and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has or is subject to, and no Israeli Employee of the Company or any Company Subsidiary benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employees in Israel); (ii) the Company’s or any applicable Company Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963 (with respect to the period from commencement date of employment to the present and on the basis of “entire salary,” as defined under such Law), vacation pursuant to the Israeli Annual Leave Law-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement or any other binding source, have been satisfied in all respects or have been fully funded by contributions to appropriate funds or if not required to be fully funded under any source are fully accrued on the relevant consolidated financial statements in accordance with GAAP; and (iii) the Company and the Company Subsidiaries are in compliance with all applicable Law, regulations, permits and Contracts to which the Company or any Company Subsidiary is a party relating to employment, wages and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, Foreign Employees Law-1991, and The Employment of Employee by Manpower Contractors Law (5756-1996). To the Knowledge of the Company, the Company and the Company Subsidiaries have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Governmental Entity. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all amounts that the Company and the Company Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law, 1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business consistent with past practice); and (B) the Company and the Company Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due). Except as set forth in the Company Benefit Plans and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment agreement, including without limitation unwritten customs or practices concerning bonuses, extra time off, or other payments, benefits or entitlements, whether during the course of employment or upon termination of employment or otherwise, that are not otherwise required under applicable Law or by written contract or written policy.

Section 3.12.            Tax Matters.

(a)            The Company and the Company Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all material respects.

(b)            The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all material Taxes required to be paid by any of them (whether or not shown on any Tax Returns).

(c)            The Company and the Company Subsidiaries have (i) duly and timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, shareholders, independent contractors, customers and other third parties (and have duly and timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) have otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)            There is no (i) claim, litigation, audit, examination, investigation, dispute, action or other proceeding pending or threatened in writing with respect to any material Taxes or material Tax Returns of the Company or any Company Subsidiary, or (ii) material deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment.

(e)            Neither the Company nor any Company Subsidiary (i) has waived any statute of limitations with respect to any material Taxes or is the beneficiary of any extension of time with respect to a material amount of Tax assessment or deficiency (other than automatic extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension would remain in effect following the Closing, or (ii) is the beneficiary of any material Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(f)            None of the Company or any Company Subsidiary (i) is a party to or is bound by, or has any obligation under, any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than (x) any customary Tax indemnification provisions contained in commercial agreements entered into in the ordinary course and not primarily related to Taxes and (y) any agreement or arrangement solely among the Company and the Company Subsidiaries), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group the common parent of which is the Company or any Company Subsidiary), or (iii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise.

(g)            There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(h)            To the Company’s Knowledge, neither the Company nor any Company Subsidiary is, or has been, subject to material Tax in any country other than its country of incorporation by virtue of being managed and controlled in, or having a permanent establishment or other taxable presence, in that country. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction. To the Company’s Knowledge, the Company and each of the Company Subsidiaries is, and at all times has been, managed and controlled (within the meaning of applicable Tax Laws) in its country of incorporation.

(i)            Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Governmental Entity, in each case, with respect to material Taxes.

(j)            Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(k)            Neither the Company nor any Company Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or use of an incorrect method of accounting occurring prior to the Closing, (B) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing outside the ordinary course of business, or (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law). Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.

(l)            The Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable transfer pricing laws, including with respect to the preparation and maintenance of any documentation required to be prepared or maintained under such laws. The Company and the Israeli Company Subsidiaries comply, and have always been compliant in all material respects with the requirements of Section 85A of the Ordinance.

(m)            Neither the Company nor any Company Subsidiary has performed or was part of any action or transaction that requires special reporting in accordance with Section 131(g), 131D or 131E of the Ordinance or the regulations promulgated thereunder or Sections 67C and 6D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customers Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(n)            The Company or any of the Israeli Company Subsidiaries has not been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963 at any time since their incorporation.

(o)            Neither the Company nor any of the Company Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2.

(p)            The Company and its Israeli Company Subsidiaries are duly registered for the purposes of Israeli value added tax (“VAT”), and the Company and each of the Israeli Company Subsidiaries has complied in all material respects with all requirements concerning VAT. The Company and its Israeli Company Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by them, (ii) have collected and timely remitted to the relevant Governmental Entity all output VAT which are required to collect and remit under any applicable Law and (iii) have not received a refund for input VAT for which they are not entitled under any Law. No other non-Israeli Company Subsidiaries are required to effect Israeli VAT registration.

(q)            The Company has made available to Parent any Tax exemption, Tax holiday, or other Tax reduction agreement or Order, applied for or received by the Company or any Company Subsidiary in connection with Israeli Taxes, including any confirmation by the Investment Center of “Approved Enterprise” or “Benefitted Enterprise” status, and has been in compliance in all material respects with requirements under applicable Law and, if applicable, any ruling with respect to such exemption, holiday or other reduction agreement or Order. Section 3.12(q) of the Company Disclosure Letter sets forth the list of grants received by the Company and its Israeli Company Subsidiaries from the IIA or otherwise under the Law for the Encouragement of Industrial Research and Development, 1984; and there are no royalties, fees, repayments or other amounts due or payable by the Company or its Israeli Company Subsidiaries to any Governmental Entity with respect to any of the foregoing.

(r)            None of the non-Israeli Company Subsidiaries is a controlled foreign corporation within the meaning of Section 75B of the Ordinance, nor has the Company ever held any interest in such corporation.

(s)            Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(t)            Neither the Company nor any Company Subsidiary organized outside the United States is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is or was treated as a U.S. corporation under Section 7874(b) of the Code. The Company is not, to the Company’s Knowledge, (A) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (B) a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(u)            No Company Subsidiary organized under the laws of the United States has been a “United States real property holding corporation” (within the meaning of Section 897(c)(2)) during the 5-year period ending on the date on which the Effective Time occurs.

(v)            Section 3.12(v) of the Company Disclosure Letter sets forth and the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 3.13.            Litigation; Orders. There are no, and since January 1, 2022 there has not been any, Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, in each case that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.14.            Intellectual Property.

(a)            Each material item of Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Knowledge of the Company, each material item of Company Intellectual Property (other than applications for registrations) is valid and enforceable.

(b)            The Company exclusively owns each item of material Company Intellectual Property free and clear of all Liens, other than Permitted Liens. As of the date hereof, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Intellectual Property, except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c)            Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person (other than the licensor of exclusively licensed Company Intellectual Property) to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Company Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no funding, facilities, resources or personnel (including employees and founders of the Company or any Company Subsidiary) of or engaged with any Governmental Entity, medical institution, military organization, university, college or other educational institution or research center, including any Government Grant, were used in the authorship, invention, creation, conception, development or discovery of any Company Intellectual Property or Company Products in a manner that has provided or could reasonably be expected to provide any such Person with any claim or right in or to any Company Intellectual Property or Company Products.

(d)            The Company and the Company Subsidiaries own or otherwise possess legally enforceable and sufficient rights to use and practice all Intellectual Property used in, practiced by, or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and to the Knowledge of the Company, will continue to have all such rights immediately after Closing, without termination, modification, or acceleration of any obligation with respect to any such rights, and without giving rise to any right of any third party to terminate, modify or accelerate obligations with respect to any such rights, except, in each case, as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e)            No Proceedings are pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company and the Company Subsidiaries, nor their business or any Company Product, has at any time since January 1, 2022 infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person, constituted unfair competition or unfair trade practices, or violated the Digital Millennium Copyright Act or similar Law relating to the use or exploitation of Intellectual Property.

(f)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property. Since January 1, 2022, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging that such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, which Proceeding, infringement, misappropriation, dilution, use or violation could reasonably be expected to be material to the Company or any Company Subsidiaries.

(g)            Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property for the Company or any Company Subsidiary, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Intellectual Property; (ii) the Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all Trade Secrets included in the Company Intellectual Property or otherwise held by or on behalf of the Company or any Company Subsidiaries, and to the Knowledge of the Company, all such Trade Secrets have been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance; and (iii) to the Company’s Knowledge, since January 1, 2022, there has been no unauthorized disclosure or misuse of Trade Secrets constituting Company Intellectual Property or otherwise held by or on behalf of the Company or any Company Subsidiaries. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and take reasonable efforts to enforce, a policy requiring each employee, consultant and independent contractor that has access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, all Persons who have contributed to the creation, invention, modification or improvement of any Intellectual Property for the Company or the Company Subsidiaries have waived any and all moral rights, including all rights of an author under Section 45 of the Israeli Copyright Law 2007 (Moral Rights), with respect to such Intellectual Property, and all current and former employees of the Company or the Company Subsidiaries have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law 1967 or any other similar provision under any Law of any applicable jurisdiction.

(h)            Neither the Company nor any Company Subsidiary has used, modified, distributed, or made available any Software or other technology that is subject to an Open Source License in a manner that would require any material Company Intellectual Property or material proprietary Software or technology of the Company or any Company Subsidiaries to be (i) disclosed, distributed, or made available in Source Code form, (ii) licensed for the purposes of preparing derivative works, (iii) licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable Law), or (iv) redistributed at no or minimal charge. The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Open Source Licenses to which they are subject. Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary makes or is required to make any Company Intellectual Property available under an Open Source License.

(i)            Section 3.14(i) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent prior to the date hereof true and complete copies of, all Contracts in effect (or with respect to Contracts no longer in effect, to the extent of any surviving terms) pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property, except Ordinary Course Licenses, or (ii) other than the Ordinary Course Licenses and Open Source Licenses, is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property, in the case of clauses (i) and (ii), that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing in clause (i) and this clause (ii), together with the Ordinary Course Licenses and Open Source Licenses, the “IP Contracts”).

(j)            Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a breach, violation, modification, cancellation, termination, or suspension of any IP Contract, (ii) the release of any Source Code that is Company Intellectual Property or other proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property to any Person, or (iv) the Company or any Company Subsidiary being subject to any non-compete or other restriction on the operation or scope of their respective business. All IP Contracts shall remain in full force and effect following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(k)            Except as would not reasonably be expected to, either individually or in the aggregate, be material and adverse to the Company and the Company Subsidiaries, taken as a whole, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice since January 1, 2022, with respect to any warranty or indemnity claim relating to any Company Products or with respect to the breach of any material agreement (including any IP Contract) under which such Company Products have been made available, in each case, which remains unresolved.

(l)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Products are free from defects and substantially conform to the applicable specifications and documentation.

(m)            Since January 1, 2022, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary has complied with applicable Law governing the development, training, fine-tuning, validation, testing, improvement, use and deployment (each as applicable) of AI Systems by or on behalf of the Company and each Company Subsidiary, and (ii) for each AI System trained, fine-tuned or otherwise created, developed or improved by or on behalf of the Company or any Company Subsidiary, the Company or the applicable Company Subsidiary had sufficient rights to collect, use and process all data in the manner collected, used or processed for such training, fine-tuning, creation, development or improvement. Since January 1, 2022, neither the Company nor any Company Subsidiary is or has been the subject of any claim, action, investigation or audit (or a request for information or testimony from any Governmental Entity) regarding any AI System that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as whole. To the Knowledge of the Company, neither the Company nor any Company Subsidiary develops, uses, deploys or makes available any High-Risk AI Systems in violation of applicable Law, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.15.            Privacy and Data Protection.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company’s and each Company Subsidiary’s Processing of Protected Information, and, to the Company’s Knowledge, any such Processing performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company, any Company Subsidiary or the Surviving Company being in breach or violation of (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, as applicable to the Company or a Company Subsidiary, (iv) any Privacy Statements, or (v) any consents or authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have all necessary rights, authority, consents and authorizations necessary under applicable Information Privacy and Security Laws to Process the Protected Information in their possession or under their control in connection with the operation of their business.

(b)            To the Knowledge of the Company, except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, there has, since January 1, 2022, been no (i) failure or breakdown of the Company Systems that has interrupted the business operations of the Company or Company Subsidiaries or the functionality of the Company Products, (ii) data security breach of or unauthorized access to any Company Systems, Company Products, or any Protected Information transmitted or stored on the foregoing, (iii) incident involving the loss, damage or unauthorized access, acquisition, modification, use or disclosure of any Protected Information owned, hosted, maintained or controlled by the Company or the Company Subsidiaries or (iv) security breach resulting in the loss, damage or unauthorized Processing of any Protected Information hosted or maintained on behalf of the Company or the Company Subsidiaries by the Company or the Company’s Subsidiaries’ vendors or third party service providers. Since January 1, 2022, neither the Company nor any Company Subsidiary has made or, to the Knowledge of the Company, been required under applicable Information Privacy and Security Laws to make any notification to any Governmental Entities or other Persons as a result of any unauthorized disclosure or Processing of Protected Information held or Processed by or on behalf of the Company or any Company Subsidiaries.

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and the Company Subsidiaries, (ii) since January 1, 2022, to the Company’s Knowledge, the Company Systems and Company Products (including any updates thereto) have not contained or made available (as of the time of their delivery by the Company), any disabling codes or instructions, spyware, “time bombs,” “back doors,” “trap doors,” keylogger software, Trojan horses, worms, viruses or other Software routines, faults, malicious code, damaging devices or hardware components that are designed to cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials, and (iii) the Company and its Subsidiaries have, to the Company’s Knowledge, purchased a sufficient number of license seats for all third-party Software used by the Company and the Company Subsidiaries for their respective businesses as currently conducted, and are in compliance with, and not under actual or threatened audit or dispute regarding compliance with, the terms of the corresponding agreements.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company and each Company Subsidiary have implemented and maintained in a commercially reasonable manner an information security program to the extent required by applicable Information Privacy and Security Laws, covering the Company and each Company Subsidiary, designed to (i) identify and address internal and external risks to the security or privacy of any proprietary or confidential information in their possession, including Protected Information, (ii) implement and maintain reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security or privacy compromising Protected Information.

(e)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, no Person has (i) made any written claim against the Company or a Company Subsidiary, or (ii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to (A) any alleged violation of applicable Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of the Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the Processing of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices related to Protected Information, including any unlawful or accidental loss, damage or unauthorized Processing or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries.

(f)            The Company and the Company Subsidiaries have instituted and maintain commercially reasonable business continuity and disaster recovery measures with respect to their material Company Systems and Protected Information, in compliance in all material respects with applicable Information Privacy and Security Laws.

Section 3.16.            Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 3.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17.            Material Contracts.

(a)            Except for this Agreement, Section 3.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 3.17(a), excluding non-disclosure agreements entered into in the ordinary course of business consistent with past practice for commercial arrangements, purchase or service orders, statements of work, quotations and sales acknowledgements and other similar documents, and whether or not set forth on Section 3.17(a) of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i)            each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)            each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment or change of control by the counterparty thereto, consummate any of the Transactions;

(iii)            any material partnership, joint venture, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv)            each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $5,000,000;

(v)            each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $5,000,000;

(vi)            each Contract of the type described in clauses (i) and (ii) of Section 3.14(i);

(vii)            any Contract to put Source Code for any Company Product in escrow with a third Person on behalf of a licensee or contracting party, and any other Contract to provide Source Code for any Company Product to any third Person (other than an employee, contractor, agent or representative of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice);

(viii)            any settlement agreement or similar Contract restricting in any respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(ix)            each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $10,000,000 in the twelve (12)-month period following the date hereof;

(x)            any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business and in excess of $10,000,000;

(xi)            each Contract that is a Material Customer Agreement, a Material Supplier Agreement or a Material Reseller Agreement;

(xii)            each Contract that grants any right of first refusal or right of first offer or that limits in any material respect the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiii)            each Contract that contains any exclusivity rights or material “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Effective Time);

(xiv)            each Contract that contains any material indemnification obligations by the Company or any Company Subsidiary, other than those Contracts entered into in the ordinary course of business consistent with past practice;

(xv)            each Company Government Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company receives annual revenue in excess of $3,000,000;

(xvi)            each Company Lease;

(xvii)            each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $2,500,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;

(xviii)            each Contract governing or amending, modifying, supplementing or otherwise relating to any of the Convertible Notes, any Convertible Notes Indenture or any of the Convertible Notes Hedge Obligations;

(xix)            each Contract not otherwise described in any other subsection of this Section 3.17(a) involving other derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $10,000,000 or with a notional value in excess of $10,000,000; and

(xx)            each Contract not otherwise described in any other subsection of this Section 3.17(a) that would be required to be filed as an exhibit on the Company’s Form 20-F as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) with respect to the Company.

(b)            True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c)            True and complete copies of each Government Contract Bid that, if accepted, would be a Material Contract of the type specified in Section 3.17(a)(xv) (a “Material Government Bid”) have been made available to Parent prior to the date hereof.

(d)            The Company and the Company Subsidiaries have not delivered or granted, agreed to deliver or grant, or entered into any Company Government Contract that requires the delivery or granting to any Governmental Entity, prime contractor or subcontractor of (i) any Source Code for any Company Product, (ii) unlimited or government purpose rights (as defined in FAR Section 52.227-14, DFARS Section 252.227-7013 or 252.227-7014 or similar clauses in the Company Products or material Company Intellectual Property or any portion thereof in which the Company could have legally asserted more restrictive rights under applicable Laws or Contract clauses, or (iii) ownership of or exclusive rights to any portion of Company Products or material Company Intellectual Property. The Company and each Company Subsidiary has taken reasonable steps under Company Government Contracts and applicable Law to assert, protect and support its ownership of and rights in Company Products and material Company Intellectual Property, so that no more than the minimum rights or licenses required under applicable Laws and the terms of such Company Government Contracts have been provided to the applicable Governmental Entity and/or counterparty to such Company Government Contract. To the Knowledge of the Company, the terms of the Company Government Contracts do not restrict the Company’s or any Company Subsidiary’s use, licensing, transfer or export, of any Company Products or technology or Intellectual Property developed or otherwise created by or on behalf of the Company or any Company Subsidiary pursuant to any Company Government Contract, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e)            Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Government Contract is binding on the Company or the Company Subsidiary party thereto and is in full force and effect, subject to the Enforceability Limitations, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any Company Subsidiary to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or any of its Subsidiaries, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government Contract. The Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2022, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment, and to the Company’s Knowledge, there is no basis for a price adjustment, refund or demand for payment under any such Company Government Contract. To the Knowledge of the Company, neither the Company nor any Company Subsidiary holds any facility security clearance, nor do any employees of the Company or any of the Company Subsidiaries hold any personnel security clearances obtained in connection with the operations of the Company and the Company Subsidiaries. None of the Company Government Contracts require a facility security clearance or personnel clearances.

(f)            Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of nonresponsibility or ineligibility for government contracting, (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor to the Company’s Knowledge any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 3.18.            Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. No Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 3.19.            Customers; Suppliers; Resellers; Government Entities.

(a)            Section 3.19(a) of the Company Disclosure Letter sets forth a list of the top twenty (20) customers of the Company and the Company Subsidiaries based on annual recurring revenue as of March 31, 2025 (each, a “Material Customer” and each such Contract with a top ten (10) Material Customer to which the Company or any Company Subsidiary is a party, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b)            Section 3.19(b) of the Company Disclosure Letter sets forth a list of the top twenty (20) suppliers and vendors of the Company and the Company Subsidiaries during the twelve (12) month-period ended June 30, 2025 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to a top ten (10) applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(c)            Section 3.19(c) of the Company Disclosure Letter sets forth a list of the top ten (10) resellers or distributors, in each case, of Company Products during the twelve (12)-month-period ended March 31, 2025 (each, a “Material Reseller” and each Contract with each Material Reseller to which the Company or any Company Subsidiary is a party, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a reseller or distributor, in each case, of Company Products, as applicable, to the Company or that such Material Reseller intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(d)            Section 3.19(d) of the Company Disclosure Letter sets forth a list of each (i) Governmental Entity of any jurisdiction in the United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction in the United States in its capacity as such) from which the Company and the Company Subsidiaries had had billings in excess of $3,000,000 during twelve (12) month-period ended June 30, 2025, and (ii) Governmental Entity of any jurisdiction outside the United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction outside the United States in its capacity as such) from which the Company or any Company Subsidiary has had billings in excess of $3,000,000 during the twelve (12) month-period ended June 30, 2025.

Section 3.20.            Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts of the Company and the Company Subsidiaries (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.21.            Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf of the Company and the Company Subsidiaries to be contained in, or incorporated by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (including any amendments or supplements, the “Registration Statement”) will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the proxy statement/prospectus to be sent to the Company Shareholders in connection with the Merger and the Transactions (including any amendments or supplements, the “Proxy Statement/Prospectus”) will not, at the date the Proxy Statement/Prospectus is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects with the requirements of the ICL, as applicable. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, which information or statements were not supplied by or on behalf of the Company.

Section 3.22.            Opinion of Financial Advisor. The Company Board of Directors has received an opinion letter of Qatalyst Partners LP (“Qatalyst Partners”), to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to, and in accordance with, the terms of this Agreement, is fair, from a financial point of view, to such holders (other than Parent or any affiliate of Parent) of Company Shares. The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of the aforementioned opinion letter to Parent or its legal advisor in connection with the Transactions solely for informational purposes on a non-reliance basis (it being understood and agreed that such opinion letter is for the benefit of the Company Board of Directors only).

Section 3.23.            Anti-Takeover Laws. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions any Takeover Statute or any similar provisions in the Company Articles. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.24.            Related Party Transactions. Except as set forth in the Company Securities Filings, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed under Item 7.B. of Form 20-F.

Section 3.25.            Finders and Brokers. Other than Qatalyst Partners, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger. A true and complete copy of the engagement letter with Qatalyst Partners has been made available to Parent prior to the date hereof.

Section 3.26.            No Other Representations. Except for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(d), the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(d). Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 7.3(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in (x) any Parent SEC Document filed or furnished by Parent with the SEC since January 1, 2023, and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1.            Qualification, Organization, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and the Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger. Parent has filed with the SEC, prior to the date hereof, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 4.2.            Capitalization.

(a)            The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of July 25, 2025 (the “Parent Capitalization Date”): (i) (A) 667,935,742 shares of Parent Common Stock were issued and outstanding (of which 462,753 are restricted shares of Parent Common Stock), (B) no shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 1,398,468 shares of Parent Common Stock were outstanding with a weighted average exercise price per share of $32.755, (D) restricted stock unit awards granted under Parent Equity Plans covering 17,348,537 shares of Parent Common Stock (assuming any applicable performance goals are deemed satisfied at target or actual performance for performance measurement periods that have been completed and certified prior to the Parent Capitalization Date) were outstanding and (E) warrants to purchase 40,322,412 shares of Parent Common Stock at a strike price of $68.08 per share were outstanding; (ii) 56,349,448 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Equity Plans; (iii) 35,287,505 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2012 Employee Stock Purchase Plan; and (iv) no shares of Parent Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)            Except as set forth in Section 4.2(a), and other than the shares of Parent Common Stock or Parent equity awards that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock, restricted stock, or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, restricted stock awards, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c)            Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)            There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e)            The authorized capital stock of Merger Sub consists solely of 1,000 ordinary shares, no nominal value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time shall be, owned directly or indirectly by Parent.

Section 4.3.            Corporate Authority.

(a)            Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of Parent’s and Merger Sub’s obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the performance of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Merger Proposal and the Merger Notice with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger.

(b)            No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement and the Merger.

(c)            This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

(d)            On or prior to the date hereof, the board of directors of Parent has unanimously (i)  approved this Agreement and the issuance of Parent Common Stock in connection herewith and (ii) determined that this Agreement and the Transactions, including the Merger and the issuance of Parent Common Stock in connection therewith, are advisable and fair to, and in the best interests of, Parent and the stockholders of Parent. None of the foregoing actions by the board of directors of Parent has been rescinded or modified in any way.

(e)            On or prior to the date hereof, the board of directors of Merger Sub has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors (if any), (ii) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement, and (iii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein. None of the foregoing actions by the board of directors of Merger Sub has been rescinded or modified in any way.

Section 4.4.            Governmental Consents; No Violation.

(a)            Other than in connection with or in compliance with (i) the DGCL, (ii) the ICL, including the filing of the Merger Proposal and the Merger Notice with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger, (iii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement and the mailing of the Proxy Statement/Prospectus, (iv) the Securities Act, (v) the Exchange Act, (vi) applicable state securities, takeover and “blue sky” laws, (vii) the application for and receipt of the ISA No-Action Letter, (viii) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws of the jurisdictions set forth on Section 3.4(a) of the Company Disclosure Letter, (ix) any applicable requirements of Nasdaq, (x) the IIA Notice and IIA Undertaking, and (xi) the receipt of the Options Tax Ruling, the 104H Tax Ruling, and the Withholding Tax Ruling, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

(b)            The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the performance and the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

Section 4.5.            SEC Reports and Financial Statements.

(a)            Since January 1, 2023, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports, the “Parent Securities Filings”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent Securities Filings complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Parent Securities Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since January 1, 2023, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent Securities Filings (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent Securities Filings (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent Securities Filings (including the financial statements included therein).

(b)            The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent Securities Filings when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the absence of notes).

(c)            Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)            Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 4.6.            Internal Controls and Procedures. Parent has established and maintains, and at all times since January 1, 2022 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (c) any written claim or allegation regarding clause (a) or (b). Since January 1, 2022, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7.            No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of April 30, 2025 included in the Parent Securities Filings filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since April 30, 2025 (other than any liability for any material breaches of Contracts to which Parent or any Parent Subsidiary is a party), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.            Absence of Certain Changes or Events. Since January 1, 2025 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.            Compliance with Law.

(a)            Parent and each Parent Subsidiary are and have been since January 1, 2022 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Parent and the Parent Subsidiaries are, and since have been January 1, 2022, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c)            Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and Parent Subsidiaries, taken as a whole, for the past five (5) years, none of Parent or any Parent Subsidiary, in connection with the business of Parent or any Parent Subsidiary or, to Parent’s Knowledge, any other third party (including Parent’s or Parent Subsidiaries’ respective Representatives) acting on behalf of Parent or any Parent Subsidiary has (i) violated any applicable Anti-Corruption Law or (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA) in their official capacity, for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and each Parent Subsidiary, taken as a whole, since January 1, 2022, Parent and each Parent Subsidiary conducted their businesses in accordance with United States economic sanctions Laws administered by OFAC and all other applicable Export Controls.

Section 4.10.            Litigation; Orders. There are no, and since January 1, 2022 there has not been any, Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, in each case that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.11.            Information Supplied. The information relating to Parent and the Parent Subsidiaries to the extent supplied by or on behalf of Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in (a) the Registration Statement will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Registration Statement will comply in all material respects with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.12.            Sufficient Funds; Valid Issuance. Parent will have at the Closing access to all of the funds that are necessary for it to pay the Cash Consideration and consummate the Transactions, and to perform its obligations under this Agreement and the Convertible Notes Supplemental Indenture (in the latter case, as if such obligations were due at Closing). Parent does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the availability of such Cash Consideration or otherwise impair such performance at the Closing. The Parent Common Stock to be issued as Stock Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Shareholder) will be free of restrictions on transfer. Parent understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

Section 4.13.            Finders and Brokers. Other than J.P. Morgan Securities LLC, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 4.14.            Stock Ownership. To the Knowledge of Parent, neither Parent nor any Parent Subsidiary (or any Person referred to in Section 320(c) of the ICL with respect to Parent or any Parent Subsidiary) directly or indirectly owns as of the date hereof any Company Shares.

Section 4.15.            No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than those incident to its formation or in connection with this Agreement and the Transactions. Without limiting the generality of the foregoing, Merger Sub has no, and as of the Effective Date will not have any, outstanding Indebtedness of any kind. At the Effective Time, Merger Sub will be disregarded as an entity separate from Parent for U.S. federal income tax purposes.

Section 4.16.            No Other Representations. Except for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d), each of Parent and Merger Sub acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d). Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article III and the certificate delivered pursuant to Section 7.2(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGER

Section 5.1.            Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (v) as set forth in Section 5.1 of the Company Disclosure Letter, (w) as specifically permitted or required by this Agreement, (x) as required by applicable Law, (y) as consented to in writing by Parent (with respect to clauses (i), (iv), (v), (viii), (ix), (x), (xi), (xii), (xiii), (xv), (xvi), (xvii), (xviii), (xx), (xxii) and (xxvi) (or (xxvii) with respect to any of the foregoing) of Section 5.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed or (z) with respect to Section 5.1(a) only, as undertaken reasonably and in good faith by the Company or any Company Subsidiary in response to any Emergency Event to the extent such Emergency Event is directly impacting the Company or any Company Subsidiary (provided, that the Company shall, to the extent reasonably practicable under the circumstances, consult with Parent in good faith and take into account its views prior to taking any such actions pursuant to this clause (z)), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i)            amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s articles of association, certificate of incorporation, bylaws or equivalent organizational documents;

(ii)            authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding share capital or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary) or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC or the ISA with respect to any of its capital stock or other equity interests or securities;

(iii)            split, combine, subdivide, reduce or reclassify any shares of its share capital or other equity interests, or redeem, purchase or otherwise acquire any of its share capital or other equity interests, or issue or authorize the issuance of any of its share capital or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity interests, except for (A) the acceptance of Company Shares as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards or (B) the acceptance of Company Shares (or cash equivalent thereof) upon exercise any of the Company’s rights pursuant to any Capped Call Confirmation;

(iv)            issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any equity awards, shares in the share capital, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” share, “phantom” share rights, share appreciation rights or share based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award (except as otherwise required by the express terms of any Company Equity Award as of the date hereof), other than (A) issuances of Company Shares in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Shares in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (C) sales of Company Shares pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, in each case in accordance with the terms of such Company Equity Awards as in effect on the date hereof, (D) issuances of Company Shares upon conversion of the Convertible Notes pursuant to the Convertible Notes Indenture or (E) issuances of equity securities by any wholly owned Company Subsidiary to any other wholly owned Company Subsidiary;

(v)            except as required by any Company Benefit Plan as in effect as of the date hereof or permitted by a subclause in this clause (v), (A) increase the compensation or benefits payable or to become payable to any of its directors, employees or other individual service providers, (B) grant to any of its directors, employees or other individual service providers any new rights to, or any increase in existing, severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, employees or other individual service providers, (D) enter into any employment, severance, or retention agreement (excluding (i) offer letters in the ordinary course with employees in the United States that provide for at will employment, market compensation (that is consistent with the compensation of similarly situated current employees of the Company or Company Subsidiaries) and do not include severance or change in control benefits (including without limitation acceleration terms) and (ii) employment agreements in the ordinary course with employees outside the United States that provide market compensation (that is consistent with the compensation of similarly situated current employees of the Company or Company Subsidiaries) and do not provide termination pay or similar payments in excess of minimum statutory requirements and do not include change in control benefits (including without limitation acceleration terms)) with any of its directors, employees or other service providers, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or materially increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) determine performance with respect to any Company PSU Award, cash incentive program, or other incentive compensation, other than with respect to performance periods that end after the date of this Agreement and prior to the Effective Time and with such determination made in the ordinary course of business and consistent with past practice and in accordance with the applicable terms of the applicable Company Benefit Plan, (H) terminate (other than for cause) the employment of any employee, except for non-officer employees below the level of Vice President in the ordinary course of business, (I) hire or promote any employees, except for non-officer employees below the level of Vice President in the ordinary course of business (for clarity, below such level after hiring or promotion), (J) provide any funding for any rabbi trust or similar arrangement, (K) enter into a Contract or relationship with a professional employer organization, or (L) form or otherwise establish any employing entity in any country that does not currently have an employing entity;

(vi)            acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

(vii)            liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries) or adopt any plan or resolution providing for any of the foregoing;

(viii)            make or forgive any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, (C) loans, advances, capital contributions or investments that are not in excess of $2,000,000 individually or $5,000,000 in the aggregate or (D) extensions of credit to customers and channel partners in the ordinary course of business consistent with past practice;

(ix)            other than in accordance with Contracts set forth on Section 5.1(b)(ix) of the Company Disclosure Letter, sell, lease, license, encumber, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) non-exclusive licenses of Company Intellectual Property or Company Products entered into in the ordinary course of business consistent with past practice with customers and resellers of the Company or the Company Subsidiaries and (C) pursuant to sales, leases, licenses, transfers or exchanges of assets solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(x)            terminate or materially amend or modify any written policies or procedures with respect to (A) the use or distribution by the Company or any Company Subsidiary of any Software subject to an Open Source License or (B) the use by or for the Company or any Company Subsidiary of AI Systems, except, in each case, as needed to comply with applicable Law or in the ordinary course of business consistent with past practice;

(xi)            (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clause (i), (ii), (iii), (v), (viii), (xii), (xiii), (xiv) or (xvii) of Section 3.17(a) or any other Material Contract outside of the ordinary course of business consistent with past practice, (B) except as set forth in Section 5.1(b)(xxiv) in respect of the Convertible Notes Indenture, the Convertible Notes and the Capped Call Confirmation, (1) materially modify, materially amend, extend or terminate (for the avoidance of doubt, other than renewals or non-renewals occurring in the ordinary course of business consistent with past practice) any Material Contract or (2) waive, or release any material rights or claims thereunder, or assign the same to a third party (other than the Company or any Company Subsidiary), or (C) materially modify or amend or terminate, or waive or release or assign any rights under any Material Government Bid;

(xii)            except in accordance with the Company’s capital budget set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiii)         commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually, $2,000,000, or in the aggregate, $5,000,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors and (C) does not provide for the license of, or covenant not to sue or similar grant of rights with respect to, any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xiv)         make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv)          amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary except as required by applicable Law or in the ordinary course of business consistent with past practice;

(xvi)         (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) adopt or change any annual Tax accounting period or material Tax accounting method, (C) make any material amendment to any material Tax Return, (D) unless otherwise required by a change in applicable facts after the date of this Agreement, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof), (E) settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to material Taxes, (G) surrender any right to claim a material refund of Taxes, (H) request, negotiate or consent to any ruling related to material Taxes from any Governmental Entity or (I) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than any automatic extensions received in the ordinary course of business);

(xvii)        redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for the incurrence and repayment of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xviii)       enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed under Item 7.B. of Form 20-F;

(xix)         fail to use commercially reasonable efforts to maintain the Company’s material insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xx)           (A) acquire any real property or enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (C) knowingly commit any waste or nuisance on any such property or (D) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (D), other than in the ordinary course of business consistent with past practice;

(xxi)         other than the Company Shareholders Meeting, convene any extraordinary general meeting (or any adjournment or postponement thereof) of the Company Shareholders;

(xxii)        terminate, abandon, withdraw or modify or waive in any material respect any right under any Company Permit;

(xxiii)        adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement;

(xxiv)       amend, modify, supplement or terminate the Convertible Notes Indenture or the Capped Call Confirmations or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture, as in effect on the date hereof) or the Strike Price or Cap Price (each as defined in each Capped Call Confirmation as in effect on the date hereof) from that set forth in Section 3.2 or to the Option Entitlement or Number of Options (each as defined in each Capped Call Confirmation as in effect on the date hereof) or any other variable relevant to the exercise, settlement or payment for the “Transaction” (as defined in such Capped Call Confirmation as in effect on the date hereof), other than (x) as contemplated pursuant to Section 6.14, and (y) in respect of any Capped Call Confirmation Transaction, upon exercise any of the Company’s rights pursuant to such Capped Call Confirmation as in effect on the date hereof (it being understood than nothing in this clause (xxiv) shall be interpreted as a restriction upon any action of the Company that is otherwise permitted by Section 5.3;

(xxv)        apply for, negotiate or accept (i) any Government Grant from the IIA or any other Israeli Governmental Entity, which Government Grant is extended to support the Company’s or any Company Subsidiary’s research and development operations, or (ii) any material Government Grant from any Governmental Entity other than the IIA or any other Israeli Governmental Entity;

(xxvi)       use or make available any High-Risk AI Systems or engage in activities that are “unacceptable” or “prohibited” under the European Union Artificial Intelligence Act (or that are subject to a similar designation under applicable Law in other jurisdictions), in each case, in violation of applicable Law in any material respect; or

(xxvii)      agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2.         Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (v) as set forth in Section 5.2 of the Parent Disclosure Letter, (w) as specifically permitted or required by this Agreement, (x) as required by applicable Law, (y) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or (z) with respect to Section 5.2(a) only, as undertaken reasonably and in good faith by Parent or any Parent Subsidiary in response to any Emergency Event (substituting Parent with the Company in the definition thereof) to the extent such Emergency Event is directly impacting Parent or any Parent Subsidiary (provided, that Parent shall, to the extent reasonably practicable under the circumstances, consult with the Company in good faith and take into account its views prior to taking any such actions pursuant to this clause (z)), Parent (a) shall, and shall cause each Parent Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice; and (b) shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i)            amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the Company Shareholders, or adversely affect the Company Shareholders relative to other holders of Parent Common Stock;

(ii)            authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business consistent with past practice by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.6(a) and for which the proper adjustment is made;

(iii)           split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, except for (i) any such transaction involving only wholly owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.6(a) and for which the proper adjustment is made;

(iv)           liquidate (completely or partially), dissolve, or adopt any plan or resolution providing for any of the foregoing, with respect to Parent or Merger Sub; or

(v)           agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3.         No Solicitation by the Company.

(a)         From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly and without qualification recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Shareholders Meeting); (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”); (viii) call or convene a meeting of the Company Shareholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions; or (ix)  resolve, publicly propose or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii) or (viii)), a “Change of Recommendation”). Any material amendment, revision or change to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.3. The Company shall, and shall cause the Company Subsidiaries and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons (or provision of any information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 5.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.3. For purposes of this Section 5.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in this Section 5.3(a), if the Company receives, prior to the Company Shareholder Approval being obtained, a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the person or any of its Representatives who has made such Acquisition Proposal solely to (x) clarify (and not to negotiate or engage in any discussions regarding or relating to) the material terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal and (y) inform such person that has made such Acquisition Proposal of the provisions of this Section 5.3(a). For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.3 by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf or at the direction of the Company or any Company Subsidiary shall be a breach of this Section 5.3 by the Company.

(b)         Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Shareholder Approval being obtained, an unsolicited, bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, then in either event the Company, the Company Subsidiaries and its and their respective Representatives may take the following actions: (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal and its Representatives if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c)         The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals, correspondence or offers, including proposed agreements received by the Company or its Representatives relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within twenty-four (24) hours) provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Articles, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d)        Notwithstanding anything in this Section 5.3 to the contrary, but subject to Section 5.3(e), at any time prior to the Company Shareholder Approval being obtained, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.3(a)(iv) or Section 5.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) (A) make a Change of Recommendation in response to, or (B) cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(h) in order to enter into a definitive agreement providing for, in each case of (A) and (B) an unsolicited Acquisition Proposal received after the date of this Agreement (which, for the avoidance of doubt, did not result from a breach of this Section 5.3 and such Acquisition Proposal is not withdrawn) if, in each case of (A) and (B), (1) the Company has complied with the terms of Section 5.3 and (2) the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1.

(e)         Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4)-Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4)-Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4)-Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination required under Section 5.3(d)(i) (after in good faith taking into account any amendments proposed by Parent), or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4)-Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination required under Section 5.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 5.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Shareholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.3(c) and the applicable four (4)-Business Day period described in Section 5.3(e)(ii) shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.3(d)(ii) prior to the end of any such period (which period shall expire at 11:59 p.m., Pacific Time, on the applicable day) as so extended in accordance with the terms of this Section 5.3(e).

(f)          Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that, in the case of each of clauses (i) and (ii), any such disclosure or communication shall not be deemed to be a Change of Recommendation so long as such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, this Section 5.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.3(d) and Section 5.3(e).

Section 5.4.         Preparation of the Registration Statement and the Proxy Statement/Prospectus; Company Shareholders Meeting.

(a)         As promptly as reasonably practicable after the execution of this Agreement, the Company (with Parent’s reasonable cooperation) shall use reasonable best efforts to prepare and furnish to the SEC on Form 6-K (which shall be furnished as promptly as practicable after the Registration Statement shall have become effective) a Proxy Statement/Prospectus (as part of the Registration Statement), including a proxy card, and Parent (with the Company’s reasonable cooperation) shall use reasonable best efforts to prepare and file as promptly as practicable following the execution of this Agreement with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to conform in form and substance with the requirements of the ICL and the applicable rules and regulations promulgated by the SEC, in each case as applicable, and Parent shall use its reasonable best efforts to (A) cause the Registration Statement to conform in form and substance with the applicable rules and regulations promulgated by the SEC, (B) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger and (C) keep the Registration Statement effective through the Closing in order to permit the consummation of the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, in each case, sufficiently in advance of the filing and distribution of the Registration Statement or the Proxy Statement/Prospectus, as applicable. As promptly as practicable after the Registration Statement shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be filed and mailed to its shareholders. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting the generality of this Section 5.4, with respect to documents filed by a Party which are incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, at the time and in light of the circumstances under which they are made, not false or misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party to review and comment on such amendment or supplement, promptly filed (in the case of Parent) or furnished (in the case of the Company) with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The foregoing obligation of the Company in the previous sentence shall not apply in connection with and to the extent relating to any disclosure regarding a Company Change of Recommendation made in compliance with the terms of Section 5.3. Subject to applicable Law, and as applicable, each Party shall notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Merger and shall provide the other Party and its legal counsel a reasonable opportunity to review and comment on any substantive correspondence with the SEC.

(b)        Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall duly call, give notice of, convene and hold an extraordinary general meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval and approval of the Company’s 2024 Share Incentive Plan (as such general meeting may be adjourned or postponed under Section 5.4(c), the “Company Shareholders Meeting”) as soon as reasonably practicable after the date hereof (but, other than with respect to any such adjournment or postponement, in no event later than forty-five (45) days following the effectiveness of the Registration Statement), and the Company shall submit such proposals to the Company Shareholders at the Company Shareholders Meeting and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholders Meeting (other than any proposals submitted by Company Shareholders which the Company is required to add to the agenda of the Company Shareholders Meeting under the ICL and the regulations promulgated thereunder and the Company Articles) without the prior written consent of Parent; provided that, in the event the Company receives a proposal submitted by a Company Shareholder (whether or not required to be added to the agenda of the Company Shareholders Meeting in accordance with this clause), then the Company shall promptly (and in any event within one (1) Business Day after its receipt) provide written notice to Parent, together provide a copy of such proposal to Parent and consult with Parent in good faith regarding such proposal. The Company shall comply with the notice requirements applicable to the Company in respect of the Company Shareholders Meeting pursuant to the ICL and the regulations promulgated thereunder and the Company Articles. The Company agrees to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last seven (7) days prior to the Company Shareholders Meeting) and to give written notice (which, for the avoidance of doubt, may be given via email) to Parent one (1) day prior to, and on the date of, the Company Shareholders Meeting, indicating whether, as of such date, sufficient proxies representing the Company Shareholder Approval have been obtained.

(c)         Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders Meeting without Parent’s prior written consent; provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders Meeting (i) after consultation with Parent (to the extent practicable under the circumstances), to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus or Registration Statement required by applicable Law is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval; provided that unless agreed to in writing by Parent, (x) any such adjournment or postponement pursuant to this clause (ii) shall be for a period of no more than ten (10) Business Days and (y) the Company shall only be permitted to effect no more than two (2) such adjournments or postponements; provided, further, that (A) no postponement contemplated by clause (ii) shall be permitted if it would require a change to the record date for the Company Shareholders Meeting, and (B) if requested by Parent, the Company shall effect an adjournment or postponement of the Company Shareholders Meeting under the circumstances contemplated by clause (ii) for a period of up to ten (10) Business Days each (provided that Parent shall only make up to one (1) such request, and no such request for a postponement shall be permitted if it would require a change in the record date for the Company Shareholders Meeting). Unless a Change of Recommendation has been made in accordance with Section 5.3, the Company shall use its reasonable best efforts to (A) solicit from the Company Shareholders proxies in favor of the approval of this Agreement and the Transactions, including the Merger, and the approval of the Company’s 2024 Share Incentive Plan and (B) take all other action necessary or advisable to secure the Company Shareholder Approval and the approval of the Company’s 2024 Share Incentive Plan, including by including the Company Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding any Change of Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Shareholders Meeting shall be convened and this Agreement and the Company’s 2024 Share Incentive Plan shall be submitted to the Company Shareholders for approval at the Company Shareholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

Section 5.5.         Merger Proposal; Certificate of Merger.

(a)         Subject to the ICL, the Company and Merger Sub shall  (and Parent shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth herein; provided, however, that any such actions or the timeframe for taking such action shall be subject to any amendment in the applicable provisions of the ICL (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.5(a) accordingly): (i) the Company and Merger Sub shall, as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Parent and the Company (the “Merger Proposal”) to be prepared and executed in accordance with Section 316 of the ICL and shall further cause all documents required to be submitted to the Companies Registrar in connection with the Merger to be prepared and filed within the timeframes prescribed by, and in full compliance with, the ICL; (ii) the Company and Merger Sub shall deliver and file the executed Merger Proposal with the Companies Registrar within three (3) days after the calling of the Company Shareholders Meeting in accordance with the terms of this Agreement and Section 317(a) of the ICL; (iii) the Company and Merger Sub, as applicable, shall cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar; (iv) promptly after the Company and Merger Sub, as applicable, shall have complied with Section 5.5(a)(iii) and with clauses (v)(A) and (v)(B) of this Section 5.5(a), but in any event no more than three (3) Business Days following the date on which such notice was sent to the creditors, the Company and Merger Sub, as applicable, shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL; (v) each of the Company and, if applicable, Merger Sub, shall: (A) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company and Merger Sub may mutually agree, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, and (y) a popular newspaper in New York as may be required by applicable Law, within three (3) Business Days from the date of submitting the Merger Proposal to the Companies Registrar; (B) if applicable, within four (4) Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL) that the Company or Merger Sub (or, with respect to Merger Sub, Parent), as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) send to the Company’s “employees committee” (Va’ad Ovdim), if any, or display in a prominent place at the Company’s or Merger Sub’s premises, as applicable, a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (v)(A)(x) of this Section 5.5(a)), no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar; (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, the Company shall (in accordance with Section 317(b) of ICL and the regulations thereunder) inform the Companies Registrar of such approval; and (vii) subject to, and as promptly as practicable after, the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, (A) request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as the Company and Merger Sub shall advise the Companies Registrar and (B) deliver to the Companies Registrar the subsequent notice of the occurrence of the Closing, including a final affidavit signed by an authorized officer of Company and Merger Sub, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust Governmental Entity has objected to the Merger. Notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date, as a condition to the Closing taking place. For purposes of this Section 5.5(a), “Business Day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.

(b)         The sole shareholder of Merger Sub undertakes to approve the Merger as set forth in Section 5.6. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

Section 5.6.         Merger Sub Shareholder Approval. At least at least thirty (30) days prior to the Closing Date, the sole shareholder of Merger Sub shall (i) determine that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors (if any), (ii) determine that it is in the best interests of Merger Sub and its sole shareholder and (iii) approve the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1.         Access; Confidentiality; Notice of Certain Events.

(a)         From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (for purposes that are, in good faith, related to, the consummation of the Transactions, transition and integration planning or the post-Closing operation of the Surviving Company and its Subsidiaries). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good-faith judgment of the Company after consultation with legal counsel, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good-faith judgment of the Company after consultation with legal counsel, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not result in the loss of such attorney-client, attorney work product or other legal privilege). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to the other pursuant to this Section 6.1(a) to the extent such access or information is actually pertinent to a pending or threatened litigation where Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

(b)         Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)         The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (in each case subject to Section 6.2(b)) (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the Transactions, including the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent and Merger Sub; provided, further, that either Party’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, has been satisfied.

Section 6.2.         Reasonable Best Efforts.

(a)         Subject to the terms and conditions of this Agreement, including this Section 6.2, each Party will use its reasonable best efforts to take, or cause to be taken (or not take, or cause to be not taken, as applicable), all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and using reasonable best efforts to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger (including the Options Tax Ruling, the Withholding Tax Ruling and/or the 104H Tax Ruling, as and if applicable), and (ii) using reasonable best efforts to take all actions as may be necessary, subject to the limitations in this Section 6.2, to obtain (and cooperating with each other in obtaining) all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty five (25) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to use reasonable best efforts, subject to the terms and conditions of this Section 6.2, to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other necessary or advisable filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Regulatory Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of any business of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company or otherwise agree to any structural remedy required by any Governmental Entity in connection with seeking any waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits or authorizations necessary or advisable to be obtained in order to consummate the Transactions, including the Merger or (B) otherwise conduct, restrict or operate the business or any portion of the business of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company or impose any restriction, requirement or limitation on the operation of the business or any portion of the business of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company, or otherwise agree to any behavioral remedy required by any Governmental Entity in connection with seeking any waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits or authorizations necessary or advisable to be obtained in order to consummate the Transactions, including the Merger, solely if, in the case of this clause (B) only (and, for the avoidance doubt, not the foregoing clause (A)), any such action would reasonably be expected to, individually or in the aggregate, (x) materially reduce the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement or (y) impact Parent, the Company or their respective Subsidiaries in a manner or amount that is material relative to the value of the Company and the Company Subsidiaries, taken as a whole; provided that if and only if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b)         Each of Parent and the Company shall, in connection with and without limiting Section 6.2(a) and the Parties’ efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Regulatory Law, (i) to the extent not prohibited by applicable Law, cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications (or, in the case of oral communications, advise the other Party of such communications), and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C)  as reasonably necessary to address preserving an applicable privilege or complying with a confidentiality obligation; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the Parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act and other Regulatory Laws; provided that, Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(c)         In connection with and without limiting the foregoing, in the event that Parent requests the Company to do so, the Company shall give any notices to third parties required under Contracts to which the Company or any Company Subsidiary is a party, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts to which the Company or any Company Subsidiary is a party that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Closing).

Section 6.3.         Publicity. From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party and its Representatives to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by such other Party and its Representatives; provided, however, that (i) the Parties shall not be required by this Section 6.3 to provide any such review or opportunity to comment to the other Party relating to any dispute between the Parties relating to this Agreement; (ii) each Party may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3 or make statements regarding the actual or expected financial impact (including earnings guidance) of the Transactions on such Party; and (iii) the obligations set forth in this Section 6.3 shall not apply to any communication with respect to any Acquisition Proposal or Superior Proposal or a Change of Recommendation made in accordance with Section 5.3.

Section 6.4.         D&O Insurance and Indemnification.

(a)         For seven (7) years from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless all past and present Office Holders (as defined in the ICL) of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Articles; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an Office Holder of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Articles or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or the Company Subsidiaries’ respective articles of association, certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof; provided that, for the avoidance of doubt, such indemnification agreements shall survive the Closing only with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) and shall not apply to any acts or omissions occurring or alleged to have occurred after the Effective Time. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the seventh (7th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)         For seven (7) years after the Effective Time, the Surviving Company shall cause to be maintained in effect the provisions in (i) the Company Articles and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of Office Holders and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)         At or prior to the Effective Time, the Company shall purchase a seven (7)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time (the “D&O Insurance”); provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options. After the Effective Time, Parent shall, and shall cause the Surviving Company to, use reasonable best efforts to maintain such D&O Insurance in full force and effect for the seven (7)-year term of such policy.

(d)        In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5.         Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions.

Section 6.6.         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 6.7.         Employee Matters.

(a)         Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall, or cause its Subsidiaries (including the Surviving Company and the Company Subsidiaries) to, provide to each employee of the Company and Company Subsidiary as of immediately prior to the Effective Time who continues to be employed by Parent or any Subsidiary thereof after the Effective Time (the “Continuing Employees”), (i) base salary or wage rate, as applicable, that is no less favorable than the base salary or wage rate, as applicable, provided to such Continuing Employee immediately prior to the Closing, (ii) target incentive cash compensation opportunity (excluding equity incentive compensation) that is no less favorable than the target incentive cash compensation opportunity provided to such Continuing Employee immediately prior to the Closing, (iii) severance benefits that are no less favorable than the severance benefits set forth on Section 6.7(a) of the Company Disclosure Letter, and (iv) other employee benefits (excluding equity incentive compensation, defined benefit pension, retiree medical or welfare benefits, change in control or retention arrangements, incentive cash compensation opportunities and severance benefits) that are substantially comparable in the aggregate to those in effect for such Continuing Employee immediately prior to the Closing (provided that, from the date of the first annual enrollment period of Parent’s employee benefit programs until the end of the 12-month period following the Effective Time, Parent may satisfy its obligation under this clause (iii) by providing employee benefits (subject to the aforementioned exclusions) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Affiliates). For purposes of this Section 6.7(a), compensation and benefits in effect for a Continuing Employee as of immediately prior to the Closing will be determined by Parent without regard to any compensation or benefits increases, amendments or additions that are made by the Company or any Company Subsidiaries between the date of this Agreement and the Closing without complying with Section 5.1 of this Agreement.

(b)        For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service (and actually afforded credit for such service by the Company or the applicable Company Subsidiary) under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (x) for any purpose with respect to any equity incentive plan, defined benefit pension plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen or (y) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent or its applicable Subsidiary shall use its commercially reasonable efforts to ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time (other than any administrative delays in connection with any transition to Parent’s tax qualified defined contribution plan), in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (A) Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)         If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that, reasonably in advance of amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 6.7(c), then as soon as reasonably practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan (and shall use commercially reasonable efforts to permit the rollover of any outstanding participant loans) to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d)         Between the date hereof and the Effective Time, any broad-based written notices or communication materials (including website postings) from the Company or its affiliates, or Parent or its affiliates, to their respective employees with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment thereafter, shall be subject to the prior review and approval of Parent or the Company, as applicable (not to be unreasonably withheld or delayed), except to the extent that the information contained in such materials are consistent with materials previously agreed with Parent, previous press releases, public disclosures or public statements made by the Company in compliance with Section 6.3 of this Agreement.

(e)         Without limiting the generality of this Section 6.7, Parent shall honor all obligations under any Company Benefit Plan that is a short-term cash incentive compensation plan or arrangement (a “Cash Bonus Plan”) with respect to the Company’s fiscal year 2025 and shall make all payments and determinations thereunder in accordance with the terms of such Cash Bonus Plan and consistent with past practice solely to the extent such payments have not been made by the Company or the Company Subsidiaries prior to the Effective Time, provided that the amounts payable thereunder shall not be less than the amount accrued with respect to the applicable Cash Bonus Plan in accordance with the terms and conditions of such Cash Bonus Plan with respect to the Company’s fiscal year 2025 as of the Closing Date.

(f)          Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other term with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(g)         Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall (i) confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee, (ii) be deemed or construed to create, or be an amendment or other modification of, any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8.         Rule 16b-3. Prior to the Effective Time, Parent shall take all such steps as may be reasonably necessary or advisable hereto to cause any acquisitions of Parent equity securities pursuant to the Transactions by each individual, if any, who will become a director or officer of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9.         Stockholder Litigation. Each of the Company and Parent shall provide Parent or the Company, as applicable, prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any stockholder of such Party or purported stockholder of such Party against such Party, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent or the Company, as applicable, informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief on the Company, Parent or any of their affiliates (including, after the Effective Time, the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10.        Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from Nasdaq and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 6.11.        Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12.       Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 6.13.       Financing Cooperation(a)         . Prior to the Effective Time (or the earlier termination of this Agreement pursuant to Section 8.1), the Company shall, and shall cause the Company Subsidiaries to, use its and their reasonable best efforts to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide customary cooperation and customary financial information, in each case that is reasonably requested by Parent in connection with any financing (the “Financing”) obtained or to be obtained by Parent for the purpose of financing the Transactions or any transaction undertaken in connection therewith (it being understood that the receipt of any such financing is not a condition to Parent’s obligation to consummate the Merger), including by using reasonable best efforts to (i) furnish, or cause to be furnished, to Parent (x) audited consolidated balance sheets and related consolidated statements of operations and cash flows for the Company for each of the three most recently completed fiscal years of the Company ended at least one hundred eighty (180) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (y) limited unaudited consolidated balance sheets and related consolidated statements of operations and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes and in a manner consistent with past practice) for each subsequent fiscal quarter ended on a date that is at least sixty (60) days before the Closing Date, (ii) cause the Company’s and the Company Subsidiaries’ independent accountants, as reasonably requested by Parent, to consent to the use of their audit reports on the financial statements of the Company and the Company Subsidiaries in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or Exchange Act in connection with the Financing and to provide any “comfort letters” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Financing) necessary and reasonably requested by Parent in connection with any debt capital markets transaction comprising a part of the Financing and to participate in reasonable and customary due diligence sessions, which sessions shall be telephonic or held by videoconference and held at reasonable times, (iii) assist Parent with the preparation of pro forma financial information and pro forma financial statements necessary or customary to be prepared or delivered in connection with financings of the same type as the Financing and (iv) cooperate with providers of the Financing in performing due diligence; provided, however, that (A) no such cooperation shall be required to the extent it would (i) unreasonably disrupt the conduct of the Company’s business, (ii) require the Company or the Company Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of the Company or any Company Subsidiary to incur any personal liability, (iv) require the Company or any Company Subsidiary to waive or amend any terms of this Agreement or (v) require the Company to provide any information that would conflict with any confidentiality obligations applicable to the Company or any Company Subsidiary, is prohibited or restricted by applicable Law or is legally privileged (provided, however, that the Company shall notify Parent if it is withholding any information in reliance on this clause (v) and use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such confidentiality obligations or Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege); and (B) the Company and the Company Subsidiaries shall not be required to execute any credit or security documentation or any other definitive agreement (other than customary authorization or management representation letters) or provide any indemnity, in each case of this clause (B), prior to the Effective Time; provided, further, that in no event shall the Company’s breach of any obligations in this Section 6.13(a) be considered in determining the satisfaction of the condition set forth in Section 7.2(b) unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at the Effective Time.

(b)         Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i) the willful misconduct, gross negligence, bad faith or fraud of the Company and the Company Subsidiaries or any of their respective Representatives, (ii) the material breach by the Company of its obligations under this Agreement or (iii) any material misstatement or omission in information provided in writing hereunder by or on behalf of the Company, the Company Subsidiaries or any of their respective Representatives for use in connection with the Financing (clauses (i) through (iii) collectively, the “Indemnity Exceptions”). If this Agreement is terminated pursuant to Article VIII, Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs actually incurred by the Company and the Company Subsidiaries (including those of its Representatives) in connection with taking action required or requested by Parent pursuant to this Section 6.13, other than those arising out of or resulting from the Indemnity Exceptions. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.13 represent the sole obligation of the Company, the Company Subsidiaries and their respective affiliates and Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and the Company Disclosure Letter) shall be deemed to expand or modify such obligations.

Section 6.14.       Treatment of Company Indebtedness.

(a)         Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent and delivery to any trustee, holders or other applicable Person, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time the Convertible Notes Supplemental Indenture and officer’s certificates, in each case, in form and substance reasonably acceptable to Parent, pursuant to the Convertible Notes Indenture, (ii) subject to Parent’s execution of the Convertible Notes Supplemental Indenture, using its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute at the Effective Time the Convertible Notes Supplemental Indenture and (iii) cooperating with Parent with respect to delivery by counsel to Parent or Company of an opinion of counsel in respect of such Convertible Notes Supplemental Indenture.

(b)         Prior to the Effective Time, at Parent’s request, the Company shall (i) facilitate the settlement of all or a portion (as Parent may request) of the Convertible Notes Hedge Obligations substantially concurrently with the Effective Time as reasonably requested by Parent (it being understood that any such settlement, including the timing thereof, will be subject to the terms of the Capped Call Confirmations, unless otherwise agreed by the relevant dealer thereunder) and (ii) cooperate with Parent with respect to its efforts to settle all or a portion (as Parent may request) of the Convertible Notes Hedge Obligations and the negotiation of any termination or settlement payment or valuation related thereto; provided that the Company shall not (x) exercise any right that it may have to terminate any Convertible Notes Hedge Obligations (other than any exercise or termination contemplated pursuant to Section 9(j)(i) of the Capped Call Confirmations upon any conversion of Convertible Notes prior to the Effective Time (a “Specified Exercise”)); it being agreed that the Company shall notify Parent in writing as promptly as practicable prior to any such exercise or termination) or (y) agree to amend, modify or supplement the terms relating to, or agree to any amount due upon, the termination or settlement thereof, in each case of clauses (x) and (y), without the prior written consent of Parent; provided, further, that nothing in this Section 6.14(b) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Convertible Notes Hedge Obligations prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of any of the Convertible Notes Hedge Obligations or a notice contemplated by Section 9(j)(i) of the Capped Call Confirmations in connection with a Specified Exercise (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).

(c)         The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees, if any, in connection therewith, in each case, on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Termination”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least two business days prior to the Closing Date, an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 6.14(c) require the Company or any of the Company Subsidiaries to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement.

(d)         As promptly as possible, following “Resale Restriction Termination Date” (as defined in the Convertible Notes Indenture), and in any event prior to the “De-Legending Deadline Date” (as defined in the Convertible Notes Indenture), the Company shall cause the restrictive legend, referenced in Section 2.05(c) of the Convertible Notes Indenture, on the Convertible Notes to be removed and shall cause the Convertible Notes to be assigned unrestricted CUSIP and ISIN numbers as a result thereof, in each case, in accordance with the terms of the Convertible Notes Indenture.

Section 6.15.       Tax Rulings.

(a)         As soon as practicable after the date of this Agreement, subject to Section 6.15(d), the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming that (i) the cancellation and exchange of the Section 102 Awards in accordance with Section 2.3(a), Section 2.3(b) and Section 2.3(d) and conversion of the Section 102 Shares in accordance with Section 2.1(a) shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the Merger Consideration is deposited with the 102 Trustee until the end of the respective holding period, (ii) the deposit of the Merger Consideration with the Exchange Agent and the 102 Trustee shall not be subject to any withholding obligation and (iii) the assumption of Company Equity Awards that are Section 102 Awards pursuant to Section 2.3(b) and Section 2.3(d) shall not constitute a taxable event and that tax continuity shall apply with respect to the Company Equity Awards (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Company, the Exchange Agent and their respective agents from any Israeli withholding obligation. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that (x) the cancellation and exchange of the Section 102 Awards in accordance with Section 2.3(a), Section 2.3(b) and Section 2.3(d) and conversion of the Section 102 Shares in accordance Section 2.1(a) shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the Merger Consideration is deposited with the 102 Trustee until the end of the respective holding period and (y) Parent and any Person acting on its behalf (including the Exchange Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Company Equity Awards that are subject to Section 3(i) of the Ordinance, Section 102 Awards, or Section 102 Shares to the Exchange Agent, the 102 Trustee or the Company in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references in this Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

(b)         As soon as practicable following the date of this Agreement but in no event later than fifteen (15) Business Days after the date hereof, subject to Section 6.15(d), the Company shall instruct its Israeli counsel to prepare and file with the ITA an application for a ruling that deferral of the Israeli Tax liability of Company Shareholders, as applicable, to such dates set forth in Section 104H of the Ordinance (the “104H Tax Ruling”).

(c)         With respect to Company Shareholders other than recipients covered under the Options Tax Ruling or 104H Tax Ruling, if any, as soon as practicable following the date of this Agreement but in no event later than fifteen (15) Business Days after the date hereof, subject to Section 6.15(d), the Company shall instruct its Israeli counsel to prepare and file with the ITA an application for a ruling that: (i) with respect to holders of Company Shares that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempts Parent, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) instructs Parent, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be implemented, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; (ii) with respect to holders of Company Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than the Company Shares or Company Equity Awards subject to Section 102 of the Ordinance and Company Equity Awards for which such Tax ruling shall explicitly and in writing defer to the Options Tax Ruling and the Interim Options Tax Ruling) (x) exempts Parent, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifies that no such obligation exists, or (y) instructs Parent, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied; and (iii) and with respect to holders of Company Equity Awards which are not subject to Section 102 or Section 3(i) of the Ordinance, that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempts Parent, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) instructs Parent, the Exchange Agent, the Surviving Company and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents (the “Withholding Tax Ruling”, and, together with the Options Tax Ruling the Interim Options Tax Ruling, and the 104H Tax Ruling, the “Tax Rulings”). Parent and its advisors and the Company and its advisors shall cooperate fully, and take such actions as may be necessary or helpful for the preparation of such Withholding Tax Ruling.

(d)         The text of the applications for, submissions relating to and the final text of the Tax Rulings shall be subject to the prior written confirmation of Parent or its counsel, not to be unreasonably withheld, conditioned or delayed; provided that in the event that the 104H Tax Ruling would contain provisions required or requested by the ITA that would impose conditions or restrictions upon Parent or its Affiliates that are determined by Parent to be reasonably unacceptable or burdensome to Parent (the “Conditions”), the Parties agree to cooperate in good faith in order to use commercially reasonable efforts to negotiate with the ITA in order to preserve the benefits intended to be obtained through the 104H Tax Ruling without imposing or including such Conditions on Parent or any of its Affiliates, or to otherwise find a reasonably satisfactory resolution with the ITA that will not entail such Conditions or otherwise result in a material liability, cost or loss to Parent or any of its Affiliates. The Company and its counsel and advisors shall not make any application to, or conduct any negotiation with, the ITA with respect to matters relating to the subject matter of the Interim Options Tax Ruling and the Options Tax Ruling without prior coordination with Parent or its Representatives, and will enable Parent’s Representatives to participate in all discussions and meetings relating thereto. To the extent that the Parent’s Representatives elect not to participate in any meeting or discussion, the Company’s Representatives shall provide a full report of the discussions held. Parent hereby undertakes, at all times following the Closing, to use commercially reasonable efforts (i) to comply with the terms and conditions of the 104H Tax Ruling, and (ii) to refrain from taking or failing to take such actions, which actions or omissions would breach, jeopardize or adversely change the effectiveness of the favorable Tax treatment for the Company Shareholders prescribed under, such Tax Rulings.

Section 6.16.       Israeli Securities Authority Approval.

(a)         As soon as practicable after the execution of this Agreement, Parent shall cause its Israeli counsel to prepare and file with the ISA an application, in form and substance acceptable to the Company, for, and shall use reasonable best efforts to obtain a No-Action Letter from the ISA.

(b)        The Company and Parent shall cooperate in connection with the preparation and filing of the application for the ISA No-Action Letter. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the ISA or any request from the ISA, including with respect to amendments or supplements to the request for the ISA No-Action Letter, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the ISA, on the other hand, with respect thereto. Each of the Company and Parent shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the ISA, including with respect to the request for the ISA No-Action Letter. Notwithstanding the foregoing, prior to final approval of the ISA No-Action Letter, Parent shall provide the Company with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), which shall not be unreasonably withheld, conditioned or delayed, and reasonably consider all comments reasonably proposed by the Company. Parent shall advise the Company promptly after receipt of the ISA No-Action Letter.

Section 6.17.       IIA. Promptly following the Closing, Parent will cause the Surviving Company to deliver to the IIA the IIA Notice and IIA Undertaking executed by Parent and/or its affiliates.

Section 6.18.        Certain U.S. Tax Matters.

(a)         For U.S. federal income tax purposes (and any applicable corresponding state or local income tax purposes), the Parties intend that the exchange of Company Shares for Merger Consideration pursuant to the Merger constitute a taxable transaction and the Merger not constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended U.S. Tax Treatment”) . Each of the Parties shall use commercially reasonable efforts to support the Intended U.S. Tax Treatment.

(b)         The Parties shall, and shall cause their respective Subsidiaries to, cooperate fully, as and to the extent reasonably requested by the other Parties, to furnish such information and assistance relating to Taxes as is reasonably necessary in connection with the making of any election under Section 338(g) of the Code, including providing any certifications with respect to applicable U.S. Company Subsidiaries under Treasury Regulations Section 1.1445-2(c)).

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1.         Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)         Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b)         Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance; provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.12.

(c)         Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d)         Government Consents. (i) The waiting period (or extensions thereof) under the HSR Act relating to the Transactions and any commitments not to close the Merger before a certain date under a timing agreement entered into with any Governmental Entity shall have expired or been terminated and (ii) all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under each other applicable Regulatory Law relating to the Transactions that is set forth on Section 7.1(d) of the Company Disclosure Letter shall have been made, expired, terminated and obtained, as the case may be, and remain in effect.

(e)         No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger.

(f)          Statutory Waiting Period. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval has been obtained.

Section 7.2.         Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)         Representations and Warranties. (A) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence thereof) (Qualification, Organization, Subsidiaries, etc.), the first sentence of Section 3.1(b) (Qualification, Organization, Subsidiaries, etc.), clauses (i) through (iii), (v) and (vii) of the first sentence of Section 3.2(c) (Capitalization), Section 3.3 (Corporate Authority), Section 3.22 (Opinion of Financial Advisor), Section 3.23 (Anti-Takeover Laws) and Section 3.25 (Finders and Brokers) (x) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.2 (other than clauses (i) through (iii), (v) and (vii) of the first sentence of Section 3.2(c)) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)         No Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred on or after the date of the Agreement and be continuing as of immediately prior to the Closing.

(d)         Company Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

Section 7.3.         Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)            Representations and Warranties. (A) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Qualification, Organization, etc.), Section 4.3 (Corporate Authority), Section 4.13 (Finders and Brokers) and Section 4.15 (No Merger Sub Activity) (x) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (Capitalization), Section 4.2(c) (Capitalization) and Section 4.2(d) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of Parent and Merger Sub set forth in Section 4.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)         No Parent Material Adverse Effect. A Parent Material Adverse Effect shall not have occurred on or after the date of the Agreement and be continuing as of immediately prior to the Closing.

(d)         Parent Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of Parent certifying that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) has been satisfied.

Article VIII

TERMINATION

Section 8.1.         Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time before the Closing, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)          by mutual written consent of Parent and the Company;

(b)         by the Company, in the event that (i) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective obligations, covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have been breached or become inaccurate, in either case of clause (i) or (ii) in a manner that if continuing on the Closing Date would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach if continuing on the Closing Date would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(c)         by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its obligations, covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have been breached or become inaccurate, in either case of clause (i) or (ii) in a manner that if continuing on the Closing Date would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach if continuing on the Closing Date would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d)         by either Parent or the Company if the Closing has not occurred on or before July 30, 2026 (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions to Closing, other than the conditions set forth in Section 7.1(d) and Section 7.1(e) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically by extended one (1) time for all purposes hereunder until October 30, 2026, which date shall thereafter be deemed to be the Outside Date; provided, further, that if all the conditions set forth in Article VII are satisfied (or in the case of conditions that by their nature are to be satisfied on the Closing Date, are then capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Outside Date but the Closing would thereafter occur in accordance with Section 1.3 on a date (the “Specified Date”) that occurs after such Outside Date, then the Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)         by Parent, if, prior to obtaining the Company Shareholder Approval, (i) the Company Board of Directors shall have effected a Change of Recommendation (whether or not in compliance with this Agreement) or (ii) the Company has materially breached Section 5.3;

(f)          by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g)          by either the Company or Parent, if the Company Shareholders Meeting, including any adjournment or postponement thereof, at which the proposal to approve this Agreement and the Merger has been voted upon shall have concluded and the Company Shareholder Approval shall not have been obtained; or

(h)         prior to obtaining the Company Shareholder Approval, by the Company in order to substantially concurrently enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.3(d)(ii); provided that (i) the Company has complied with the terms of Section 5.3 and (ii) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee.

Section 8.2.         Effect of Termination.

(a)         In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination, except as provided in, and subject in all respects to, Section 8.2(d). For purposes of this Agreement, (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud under Delaware law that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b)        Termination Fees.

(i)            If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) (Outside Date) or Section 8.1(g) (Company Shareholder Approval), or Parent terminates this Agreement pursuant to Section 8.1(c) (Company Breach) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 5.3) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination (or prior to the Company Shareholders Meeting in the case of termination pursuant to Section 8.1(g)) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or the Company’s management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the date of the Company Shareholders Meeting (in the case of a termination pursuant to Section 8.1(g)), the date of such termination (in the case of a termination pursuant to Section 8.1(d)), or the date of the applicable breach (in the case of a termination pursuant to Section 8.1(c)), and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry into any such definitive agreement, the Company shall pay or cause to be paid to Parent an aggregate fee equal to seven hundred fifty million dollars ($750,000,000) in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii)            If (x) Parent terminates this Agreement pursuant to Section 8.1(e) (Change of Recommendation) or (y) the Company terminates this Agreement pursuant to Section 8.1(d) (Outside Date) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(e) (Change of Recommendation), within two (2) Business Days after such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iii)           If the Company terminates this Agreement pursuant to Section 8.1(h) (Superior Proposal), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Company Termination Fee.

(iv)           If Parent or the Company terminates this Agreement pursuant to Section 8.1(d) (Outside Date) or Section 8.1(f) (Legal Prohibition) (only if the order, injunction, decree or ruling is, or is in respect of, a Regulatory Law) and, in each case, at the time of such termination, one or both of the conditions set forth in Section 7.1(d) (Government Consents) or Section 7.1(e) (Legal Prohibition) (but only if the Law, order or injunction is, or is in respect of, a Regulatory Law) shall not have been satisfied but all other conditions to Closing set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions would be satisfied if the Closing were to take place on such date), within two (2) Business Days after such termination, Parent shall pay or cause to be paid to the Company an aggregate fee equal to one billion dollars ($1,000,000,000) in cash (the “Parent Termination Fee”).

(v)           In the event any amount is payable by the Company pursuant to the preceding clauses (i) through (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (which account shall be designated by Parent upon request by the Company to allow the Company to pay or cause to be paid to Parent any amounts payable hereunder within the time periods required by this Section 8.2). In the event any amount is payable by Parent pursuant to the preceding clause (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company (which account shall be designated by the Company upon request by Parent to allow Parent to pay or cause to be paid to the Company any amounts payable hereunder within the time periods required by this Section 8.2). For the avoidance of doubt, (x) in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion and (y) in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(c)         In the event that the Company or Parent reasonably determines it is required to withhold amounts on account of Taxes from or in connection with the Company Termination Fee or the Parent Termination Fee (each, a “Termination Fee”), the paying Party shall notify the other Party of such determination as promptly as reasonably practicable after making such determination and provide such other Party with reasonable time (but in any event no less than twenty (20) Business Days), and shall reasonably cooperate with such other Party, to obtain an exemption from tax withholding allowing the paying Party to pay the applicable Termination Fee with no withholding, or at a reduced rate of withholding, on account of Taxes. To the extent that amounts are required to be withheld, any withheld amounts that are remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. In the event the paying Party withholds Taxes, it shall promptly provide the other Party with a receipt or other evidence reasonably satisfactory to such other Party evidencing such payment. In the event that the other Party requests an extension of the time period set forth above, then all references in this Agreement to payment of the applicable Termination Fee shall be deemed to provide for a deferral of the time upon which payment of the applicable Termination Fee is due until the extended date requested by such other Party.

(d)         Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable or the Company in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i) such paying Party shall reimburse the other Party for all reasonable and documented out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) such paying Party shall pay to the other Party interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made or a lesser rate that is the maximum then-permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, (i) without limiting Parent’s or Merger Sub’s right to specific performance in accordance with Section 9.12, in any circumstance in which the Company Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement (A) the Company Termination Fee (and any other amounts expressly contemplated by this Section 8.2(d), if any) shall be the sole and exclusive remedy available to Parent and Merger Sub and their affiliates and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents in connection with this Agreement and the Transactions and the termination thereof and for any losses, liabilities, damages, judgments, fees, costs and expenses suffered or incurred by Parent, its affiliates or any of the foregoing or any other Person in connection therewith, and (B) upon Parent’s receipt of the full Company Termination Fee (and any other amounts contemplated by this Section 8.2(d)) pursuant to this Section 8.2, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or the termination thereof, whether for breach or willful breach of this Agreement or otherwise, and (ii) without limiting the Company’s right to specific performance in accordance with Section 9.12, in any circumstance in which the Parent Termination Fee becomes due and payable and is paid by Parent in accordance with this Agreement (A) the Parent Termination Fee (and any other amounts expressly contemplated by this Section 8.2(d), if any) shall be the sole and exclusive remedy available to the Company and its affiliates and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents in connection with this Agreement and the Transactions and the termination thereof and for any losses, liabilities, damages, judgments, fees, costs and expenses suffered or incurred by the Company, its affiliates or any of the foregoing or any other Person in connection therewith, and (B) upon the Company’s receipt of the full Parent Termination Fee (and any other amounts contemplated by this Section 8.2(d)) pursuant to this Section 8.2, none of Parent, any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or the termination thereof, whether for breach or willful breach of this Agreement or otherwise. For the avoidance of doubt, (x) Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and the payment of the Company Termination Fee pursuant to Section 8.2(b), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of all or any portion of the Company Termination Fee pursuant to Section 8.2(b) and (y) the Company may seek specific performance to cause Parent to consummate the Transactions in accordance with Section 9.12 and the payment of the Parent Termination Fee pursuant to Section 8.2(b), but in no event shall the Company be entitled to both (i) specific performance to cause Parent to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of all or any portion of the Parent Termination Fee pursuant to Section 8.2(b).

Article IX

MISCELLANEOUS

Section 9.1.         Amendment and Modification; Waiver.

(a)         Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)        At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party against whom the waiver is to be effective. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.         Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3.         Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that Parent shall pay (a) all filing fees under the HSR Act and any other applicable Regulatory Laws relating to the Transactions and (b) all fees and expenses of the Exchange Agent and the Israeli Withholding Agent.

Section 9.4.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no automatic return error message or other automatic notification of non-delivery received by the sender; provided that, electronic mail received after 6:00 p.m., Pacific Time, shall be deemed received on the next day) or sent by a nationally recognized overnight courier service or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by notice in accordance with this Section 9.4):

if to Parent or Merger Sub, to:

Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, CA 95054
Email:            ma-notice@paloaltonetworks.com

Attention:     Corporate Development and M&A Legal

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email:           JAKling@wlrk.com

Attention:    Jacob A. Kling

and a copy to:

Arnon, Tadmor-Levy
22 Joseph Rivlin Street
94240 Jerusalem
Israel
Email:            bens@arnontl.com
Attention:     Ben Sandler

if to the Company, to:

CyberArk Software Ltd.
9 Hapsagot St. Park Ofer 2

P.O. Box 3143

Petach-Tikva 4951040
Israel

Email:            contract-notices@cyberark.com
Attention:     Chief Financial Officer and Chief Legal Officer

with a copy to:

CyberArk Software, Inc.
60 Wells Avenue
Newton, MA 02459
Email:            contract-notices@cyberark.com
Attention:     Chief Financial Officer and Chief Legal Officer

and a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Email:            Charles.Ruck@lw.com
                       Leah.Sauter@lw.com
Attention:    Charles K. Ruck
                       Leah R. Sauter

and a copy to:

Meitar, Law Offices

16 Abba Hillel Silver Road

Ramat Gan, 5250608, Israel
Email:             dshamgar@meitar.com

shacharh@meitar.com

Attention:      Dan Shamgar

Shachar Hadar

Section 9.5.         Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. References to any Person include the successors and permitted assigns of that Person. Subject to Section 9.4, any action required to be taken by or on a day or Business Day may be taken until 11:59 P.M. Pacific Time on such day or Business Day. If any period expires on a day that is not a Business Day or event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. All references to “days” shall be deemed to include calendar days unless otherwise indicated as a “Business Day”. All days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Pacific Time. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The phrase “made available” or “provided” by the Company or Parent, as applicable, in this Agreement shall mean that the information referred to has been (x) posted to the electronic data site established by the Company captioned “Project Athens” (with respect to information made available or provided by the Company only), (y) made available via email or electronically by the Company or Parent (or their respective representatives), as applicable, or (z) made publicly available in the Company Securities Filings or the Parent Securities Filings, as applicable, in each case at least one (1) Business Day prior to the date hereof. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6.         Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7.         Entire Agreement; Third-Party Beneficiaries.

(a)         This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)         Except as provided in Section 6.4 and Section 9.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 9.9.         Governing Law; Jurisdiction.

(a)         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided that provisions related to the internal affairs of the Company, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws.

(b)         Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10.       Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11.       Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12.       Enforcement; Remedies.

(a)         Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)         The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c)         The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PALO ALTO NETWORKS, INC.

By:	/s/ Nikesh Arora
Name:	Nikesh Arora
Title:	Chief Executive Officer

ATHENS STRATEGIES LTD.

By:	/s/ Bruce Byrd
Name:	Bruce Byrd
Title:	Executive Vice President and General Counsel

CYBERARK SOFTWARE LTD.

By:	/s/ Matthew Cohen
Name:	Matthew Cohen
Title:	Chief Executive Officer

By:	/s/ Erica Smith
Name:	Erica Smith
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Section 102 Shares and Section 102 Awards.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“AI Systems” means any artificial intelligence systems, including any system that consists of, incorporates, or uses engineered or machine-based techniques and technology (including Software) that is designed primarily to infer from inputs received how to generate outputs such as predictions, recommendations or decisions.

“Anti-Corruption Law” means any applicable Law related to combating bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition of Money Laundering Law, 2000, and the U.K. Bribery Act 2010.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California, the State of New York or the State of Israel or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

Exhibit A-1

“Capped Call Confirmations” means, collectively, each of the confirmations relating to the Base Call Option Transactions, each dated as of June 5, 2025, and the Additional Call Option Transactions, each dated as of June 6, 2025, between the Company, on one hand, and one of Barclays Bank PLC, Morgan Stanley & Co. LLC, Royal Bank of Canada, UBS AG, London Branch, and Wells Fargo Bank, National Association, on the other.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Articles” means the Articles of Association of the Company as in effect on the date hereof.

“Company Credit Agreement” means that certain Loan Agreement, dated as of June 25, 2024, by and between the Company and Bank Leumi Le-Israel B.M.

“Company Equity Awards” means the Company Options, the Company RSU Awards and the Company PSU Awards.

“Company Equity Plans” means the Company’s (i) 2014 Share Incentive Plan and (ii) 2024 Share Incentive Plan, in each case as amended or amended and restated from time to time.

“Company ESPP” means the Company’s 2020 Employee Share Purchase Plan.

“Company Government Contract” means any Contract between the Company or a Company Subsidiary, on the one hand, and, on the other hand, (i) any Governmental Entity; (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or any higher-tier subcontractor to a prime contractor of a Governmental Entity in its capacity as a higher-tier subcontractor; or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii). Unless otherwise indicated, a task, purchase, change or delivery order under a Company Government Contract will not constitute a separate Company Government Contract for purposes of this definition, but will be considered part of the Company Government Contract under which it was issued.

“Company Intellectual Property” means all Intellectual Property owned by, purported to be owned by, filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

Exhibit A-2

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in United States, Israel, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any of the industries or markets in which the Company and its Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States, Israel or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism (including cyber terrorism) or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility; (h) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks, cyberattacks (other than those directed at the Company or any Company Subsidiary) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof (clauses (g) and (h), “Emergency Events”); (i) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the legal consequences resulting from the execution and delivery of this Agreement or the pendency or consummation of this Agreement, the Merger and the other Transactions); and (j) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement (other than pursuant to Section 5.1(a)); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), (g) and (h), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry and, to the extent reasonably relevant to such Effect, geographic regions, in which the Company and its Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Shares granted under any Company Equity Plan.

“Company Products” means any and all products and services of the Company or any Company Subsidiary, including Software as a service (SaaS), that are or have been in the three (3) years prior to the date of this Agreement marketed, offered, sold, licensed or commercially made available or distributed by the Company or any Company Subsidiary.

“Company PSU Award” means each restricted unit award relating to Company Shares granted under any Company Equity Plan that was subject to performance-based vesting requirements as of the applicable grant date.

Exhibit A-3

“Company RSU Award” means each restricted share unit award relating to Company Shares granted under any Company Equity Plan that was subject solely to service-based vesting requirements as of the applicable grant date.

“Company Systems” means the computer systems and other information technology equipment, including the Software, cloud storage/computing platforms, mobile devices, firmware and hardware, in each case that are owned, leased, licensed or controlled by the Company or any Company Subsidiaries.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated June 25, 2025, by and between Parent and the Company, as may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Convertible Notes” means the 0.00% Convertible Senior Notes due 2030 issued by the Company under the Convertible Notes Indenture.

“Convertible Notes Hedge Obligations” means the hedging transactions entered into in connection with the Convertible Notes evidenced by the Capped Call Confirmations.

“Convertible Notes Indenture” means that certain Indenture, dated as of June 10, 2025, between the Company and U.S. Bank Trust Company, National Association, as trustee (as in effect on the date hereof).

“Convertible Notes Supplemental Indenture” means a supplemental indenture, to be dated as of or about the Effective Date, between the Company, the Parent and U.S. Bank Trust Company, National Association, as trustee, compliant with the requirements of Sections 14.07(a) of the Convertible Notes Indenture.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

Exhibit A-4

“Equity Award Conversion Ratio” means the sum of (a) the Exchange Ratio and (b) the quotient, rounded to the 4th decimal place, obtained by dividing (i) the Cash Consideration by (ii) the Parent Trading Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and reexport control Laws and regulations administered by Israel (including all civilian and military encryption and export control laws and regulations of Israel), the U.S. government (including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the United Nations, International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations), the United Nations Security Council, the European Union, and the United Kingdom.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Government Grant” means any grant, incentive, qualification, subsidy, award, funding, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from any Governmental Entity, or judicial body thereof, any outstanding application to receive the same filed by the Company or any of the Company Subsidiaries, including, any material Tax or other incentive granted to, provided or made available to, or enjoyed by the Company or any of the Company Subsidiaries, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of the Investment Center and IIA, the BIRD Foundation or any other bi/multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

Exhibit A-5

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“High-Risk AI Systems” means AI Systems that are “unacceptable risk,” “high risk” or are similarly categorized under applicable Law (including the European Union Artificial Intelligence Act).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IIA” means the Israeli Innovation Authority (previously known as the Office of Chief Scientist of the Ministry of Economy and Industry of Israel or the OCS).

“IIA Notice” means a written notice of the Company to the IIA regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.

“IIA Undertaking” means a completed and executed undertaking (as required under the Innovation Law) of Parent to the IIA in customary form.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of another Person secured by any Lien on owned or acquired property of such first Person, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of another Person; (e) all finance and capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net payment obligations of such Person under any swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon the termination of such instruments (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means (i) any Law, rule, regulation or directive and all binding guidance issued by any Governmental Entity and (ii) binding applicable self-regulatory guidelines, in each case, relating to: (a) the privacy, protection, or security of Protected Information, including as relevant to the Processing of Protected Information or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing.

Exhibit A-6

“Innovation Law” means the Encouragement of Research, Development and Technological Innovation in the Industry Law 1984, as amended from time to time and all rules and regulations thereunder.

“Intellectual Property” means all intellectual property rights or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) inventions, discoveries, improvements, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including intellectual property rights or other proprietary rights in audiovisual works, collective works, Software, AI Systems, compilations, databases, derivative works, literary works, mask works, and sound recordings; (d) mask works and industrial designs, and all applications and registrations in connection therewith; (f) intellectual property rights or other proprietary rights in Trade Secrets; (g) rights of attribution and integrity and other moral rights of an author; and (h) and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise related thereto.

“Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Shares, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account to the extent it would otherwise qualify under this definition), (C) changes in general industry, economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof, or (E) natural disasters, epidemics or pandemics.

“Investment Center” means the Israeli Investment Center of the Israeli Ministry of Economy and Industry.

“IRA” means the Fourth Amended Investor Rights Agreement, dated July 10, 2014, by and among the Company and the other parties thereto.

“ISA” means the Israeli Securities Authority.

Exhibit A-7

“ISA No-Action Letter” means a letter from the ISA confirming that the ISA shall not initiate proceedings in connection with the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Merger Consideration to be issued to Israeli shareholders of the Company or applicable holders of the Company’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Company Options, Company RSU Awards, and Company PSU Awards.

“Israeli Company Subsidiaries” means Subsidiaries of the Company that are Israeli Tax residents or that are liable for Tax (including Tax reporting) in Israel.

“Israeli Securities Law” means the Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder.

“ITA” means the Israeli Tax Authority.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Merger Sub or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, license, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Net Share” means, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of Company Shares subject to such Company Option immediately prior to the Effective Time, by (b) the Per Share Cash Equivalent Consideration.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or the Free Software Foundation and listed at https://www.gnu.org/licenses/license-list.en.html, and any similar license for “free,” “publicly available,” “open source” or “open weight” Software, including any Creative Commons license, the Affero General Public License, Server Side Public License (SSPL), GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License, the DeepSeek License, the Meta Llama 2 Community License, the Meta Llama 3 Community License, the Tongyi Qwen License, Responsible AI Licenses (RAIL) or any other license that otherwise requires, as a condition of use, modification, distribution, or making available of the Software or other technology licensed thereunder, that any Software, materials or other technology (a) be, in the case of Software, disclosed or distributed in Source Code form, (b) be licensed under any of the foregoing licenses or for purposes of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable Law), or (d) be redistributed at no charge.

Exhibit A-8

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Course License” means non-exclusive, standard licenses granted in the ordinary course of business consistent with past practice and contained in (a) customer subscription, terms of use or terms of service, license or service agreements, in each case, with respect to Company Products; (b) limited, non-material access and use rights included in confidentiality agreements; or (c) agreements based on a form used by the Company or Company Subsidiary that has been made available to Parent, including each form of (i) software development kit (SDK), connector, or API agreement; (ii) technology integration, distributor, reseller, or sales representatives agreement; (iii) agreement with employees and independent contractors; (iv) vendor, professional services, outsourced development, consulting, support or maintenance agreement. Licenses granting any material rights to access, use or modify any Source Code that is material to the business of the Company and the Company Subsidiaries, other than for or on behalf of the Company or its Subsidiaries, are not Ordinary Course Licenses.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in any of the industries or markets in which Parent and its Subsidiaries operate; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism (including cyber terrorism) or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility; (h) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks, cyberattacks (other than those directed at Parent or any Parent Subsidiary) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (i) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the legal consequences resulting from the execution and delivery of this Agreement or the pendency or consummation of this Agreement, the Merger and the other Transactions); and (j) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e), (g) and (h), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry and, to the extent reasonably relevant to such Effect, geographic regions, in which Parent and its Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

Exhibit A-9

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the average of the volume weighted averages of the trading prices of shares of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) for the ten (10) consecutive trading days ending on the third trading day preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded to the nearest whole cent.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Cash Equivalent Consideration” means the sum of (a) the Cash Consideration and (b) the product (rounded to the nearest whole cent) obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Trading Price.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company Securities Filings as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto.

Exhibit A-10

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that identifies or, whether alone or in combination with other reasonably available information, can reasonably be used to identify an individual natural person or household, including information that identifies or could be used to identify, alone or in combination with other information, an individual natural person (or such person’s device or browser when the same can reasonably be linked to the individual). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ (a) internal privacy policies and/or notices, and (b) publicly posted or internal privacy policies and/or notices (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the Processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Processing” means any operation or series of operations performed on data or information, including access, receipt, collection, acquisition, monitoring, maintenance, hosting, creation, transmission, use, encryption, security, analysis, disclosure, storage, retention, deletion, disposal, modification and destruction.

Exhibit A-11

“Protected Information” means (a) Personal Data; (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws and (c) solely to the extent applicable, any information that is covered by the PCI DSS.

“Registered Intellectual Property” means all Company Intellectual Property that is registered with or issued by any Governmental Entity, together with any applications for such registration or issuance.

“Registration Rights Agreement” means the Registration Rights Agreement, dated October 1, 2024, by and between CyberArk Software Ltd. and Triton Seller, LP (f/k/a Venafi Parent, LP).

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction (such Laws described in this clause (a) collectively, “Antitrust Laws”) or (b) investments by entities that are deemed a foreign entity or that may pose a threat to national security for purposes of any applicable law or regulation (such Laws described in this clause (b) collectively, “FDI Laws”).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Section 102” means Section 102 of the Ordinance.

“Section 102 Award” means any Company Equity Award that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Ordinance.

“Section 102 Shares” means any Company Shares that were issued upon exercise or vesting of Section 102 Awards and at the Effective Time are issued and outstanding and held by the 102 Trustee or otherwise subject to a “supervisory trust” arrangement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; and (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.

“Source Code” means (i) Software and code, in form other than object code or machine-readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form and (ii) weights for AI Systems.

Exhibit A-12

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding share capital of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account all relevant factors as the Company Board of Directors deems to be appropriate (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment, excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, statement, estimated return or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means any trade secrets, together with any other confidential proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data), in each case, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

Exhibit A-13

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions, that is in force on the payment date, relating to Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Parent, or to the extent the Withholding Tax Ruling is obtained, the Exchange Agent (provided the Withholding Tax Ruling imposes responsibility for withholding solely on the Exchange Agent), that is applicable to the payments to be made pursuant to this Agreement stating that no withholding, or a reduced rate of withholding, of Israeli Tax is required with respect to such payments or providing other instructions regarding such payments or withholding. For the avoidance of doubt, (i) a general certificate issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977, shall not, under any circumstances, constitute a Valid Tax Certificate and (ii) a Valid Tax Certificate issued pursuant to the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gain in a Sale of a Security, Mutual Fund Unit or a Future Transactions), 5763-2002, that is valid on the payment date and applicable to the type of payment to be made, shall constitute a Valid Tax Certificate.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

102 Plan	Section 3.10(k)
104H Tax Ruling	Section 6.15(b)
401(k) Termination Date	Section 6.7(c)
Acquisition Proposal	Section 8.2(b)(i)
Adjusted Option	Section 2.3(b)
Adjusted RSU Award	Section 2.3(c)
Aggregate Stock Consideration	Section 2.6(b)
Agreement	Preamble
Antitrust Laws	Annex A
Base Amount	Section 6.4(c)
Book-Entry Share	Section 2.1(a)(i)
Cash Bonus Plan	Section 6.7(e)
Cash Consideration	Section 2.1(a)(i)
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.4
Change of Recommendation	Section 5.3(a)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals

Exhibit A-14

Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Disclosure Letter	Article III
Company Leases	Section 3.16
Company Permits	Section 3.9(b)
Company Registrar	Section 1.4
Company Securities Filings	Section 3.5(a)
Company Shareholder Approval	Section 3.3(b)
Company Shareholders	Recitals
Company Shareholders Meeting	Section 5.4(b)
Company Stock	Recitals
Company Termination Fee	Section 8.2(b)(i)
Conditions	Section 6.15(d)
Continuing Employees	Section 6.7(a)
Converted Shares	Section 2.1(a)(ii)
Credit Facility Termination	Section 6.14(c)
Current ESPP Offering Periods	Section 2.3(e)
D&O Insurance	Section 6.4(c)
Deemed Cancelled Shares	Section 2.1(a)(ii)
DOJ	Section 6.2(b)
Effective Time	Section 1.4
Emergency Events	Annex A
Enforceability Limitations	Section 3.3(d)
Excepted Adjustment	Section 3.2(g)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)(i)
FCPA	Annex A
FDI Laws	Annex A
Financing	Section 6.13(a)
Fractional Share Consideration	Section 2.1(a)(i)
fraud	Section 8.2(a)
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Government Contract Bid	Section 3.17(e)
ICL	Recitals
Indemnified Parties	Section 6.4(a)
Indemnity Exceptions	Section 6.13
Information Agent	Section 2.2(a)
Intended U.S. Tax Treatment	Section 6.18(a)
Interim Options Tax Ruling	Section 6.15(a)
IP Contracts	Section 3.14(i)
Israeli Employees	Section 3.11(d)
Material Contracts	Section 3.17(a)
Material Customer	Section 3.19(a)
Material Customer Agreement	Section 3.19(a)

Exhibit A-15

Material Government Bid	Section 3.17(c)
Material Reseller	Section 3.19(c)
Material Reseller Agreement	Section 3.19(c)
Material Supplier	Section 3.19(b)
Material Supplier Agreement	Section 3.19(b)
Maximum Share Number	Section 2.6(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Notice	Section 1.4
Merger Proposal	Section 5.5(a)
Merger Sub	Preamble
New Plans	Section 6.7(b)
Non-Ruling Payee	Section 2.4(c)
OFAC	Section 3.9(e)
Old Plans	Section 6.7(b)
Options Tax Ruling	Section 6.15(a)
Outside Date	Section 8.1(d)
Paid Out Company Option	Section 2.3(a)
Paid Out Company RSU Award	Section 2.3(c)
Parent	Preamble
Parent Capitalization Date	Section 4.2(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Governing Documents	Section 4.1
Parent Permits	Section 4.9(b)
Parent Preferred Stock	Section 4.2(a)
Parent Securities Filings	Section 4.5(a)
Parent Termination Fee	Section 8.2(b)(iv)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 6.14(c)
Payor	Section 2.4(a)
person	Section 5.3(a)
Proxy Statement/Prospectus	Section 3.21
Qatalyst Partners	Section 3.22
Registration Statement	Section 3.21
Restricted Parties	Section 3.9(g)
Sarbanes-Oxley Act	Section 3.5(a)
Section 102 Award Consideration	Section 2.3(f)(i)
Section 102 Share Consideration	Section 2.2(b)
Specified Date	Section 8.1(d)
Stock Consideration	Section 2.1(a)(i)
Stock Withholding Amount	Section 2.4(e)
Surviving Company	Section 1.1
Tax Rulings	Section 6.15(c)
Termination Fee	Section 8.2(c)
Transactions	Recitals
VAT	Section 3.12(p)
willful breach	Section 8.2(a)
Withholding Drop Date	Section 2.4(c)
Withholding Tax Ruling	Section 6.15(c)

Exhibit A-16